GENERAL TERMS AGREEMENT


                                     BETWEEN


                             ROLLS-ROYCE CORPORATION

                                       AND

                              ASTRAL AVIATION, INC.



                            CONTRACT REFERENCE MG755





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TABLE OF CONTENTS


CLAUSE 1.   Definitions........................................................4

CLAUSE 2.   Scope of Agreement.................................................6

CLAUSE 3.   Purchase Orders....................................................7

CLAUSE 4.   Delivery...........................................................8

CLAUSE 5.   Prices.............................................................9

CLAUSE 6.   Payment...........................................................10

CLAUSE 7.   Taxes and Other Charges...........................................11

CLAUSE 8.   Delay.............................................................12

CLAUSE 9.   Events of Default and Termination.................................14

CLAUSE 10.  Non-disclosure....................................................15

CLAUSE 11.  Patents...........................................................16

CLAUSE 12.  Grant of Warranty and Limitation of Liability.....................17

CLAUSE 13.  Indemnification...................................................18

CLAUSE 14.  General...........................................................19

CLAUSE 15.  Export/Import Shipment (Not Applicable)...........................22

Exhibit A - Aircraft Delivery Schedule........................................24

Exhibit B - Operating Assumptions.............................................25

Exhibit C - Warranties........................................................26

EXHIBIT D - OPERATOR SERVICES.................................................35

EXHIBIT E - FLEET PROVISIONING SUPPORT........................................38

EXHIBIT F - FLEET GUARANTEES..................................................45

Exhibit G - TOTAL SUPPORT PACKAGE.............................................57


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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

THIS AGREEMENT is made this 13th day of August 2001.

BETWEEN

Rolls-Royce Corporation      Whose registered office is at 2001 S. Tibbs Ave.,
                             Indianapolis, Indiana 46241, (hereinafter called
                             "Rolls-Royce") of the first part, and

Astral Aviation, Inc., a wholly owned subsidiary of Midwest Express Airlines, Inc., operating under the name of `Skyway Airlines - The Midwest
Airlines Connection'

                             Whose registered office is at 1190 West Rawson Avenue, Oak Creek, Wisconsin, U.S.A. 53154 (hereinafter called "Operator"), of the second part

Operator or Rolls-Royce may hereinafter be referred to as a "Party" or collectively as the "Parties".


WHEREAS:

A. Operator has entered into an Agreement for the purchase from Embraer of new Rolls-Royce AE3007 powered ERJ aircraft.

B. Operator and Rolls-Royce desire to enter into this Agreement for the sale and support by Rolls-Royce and the purchase by Operator from Rolls-Royce of Products and Services.

NOW THEREFORE IT IS AGREED AS FOLLOWS:-



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CLAUSE 1.  Definitions

The following words and phrases, when used in this Agreement, shall have the meaning and definition set forth below. Should the definitions used in this Agreement differ from the definitions contained in the Manuals, the definitions used in this Agreement shall take precedence for the purpose of this Agreement.

Definitions specific to only one Exhibit to this Agreement are contained in the relevant Exhibit.

"Agreement" shall mean this agreement, including all exhibits attached hereto.

"Aircraft" means the twenty (20) Firm ERJ aircraft and twenty (20) Option ERJ aircraft (referred to separately as the "Firm Aircraft" or "Option Aircraft", or collectively as the "Aircraft") powered by Engines which are being purchased by Operator from Airframer for delivery in accordance with the schedule set out in Exhibit A.

"Airframer" means  Embraer - Empresa Brasileira De Aeronautica S. A.

"Airworthiness Authority" means the FAA.

"ATA Specifications" means then current revisions of ATA specifications No's 100, 101, 102, 103, 200, 300, 400 and spec 2000 or equivalent.

"CAA" means the United Kingdom Civil Aviation Authority (Airworthiness
Division).

"Commercial Price List(s)" means Rolls-Royce's published price catalogues of Parts, Tooling and other Products and Services as may be published from time to time.

"Covered Components" shall mean the Parts and components of Qualified Equipment that are identified in Schedule F to Exhibit G of this Agreement.

"Designated Part" means any Part listed in Schedule 1 to Exhibit C.

"Effective Date" means the date on which this Agreement has been duly executed by its authorized representatives.

"EMP" means the Rolls-Royce Engine Management Program to be proposed by Rolls-Royce and accepted by Operator after meaningful review and an opportunity to provide input (such acceptance not to be unreasonably withheld) which, among other things, specifies the Engine configuration and shop management requirements for the Rework of Engines, as it may be amended by mutual agreement between Rolls-Royce and Operator from time to time. Rolls-Royce shall ensure that the EMP conforms to the requirements of the FAA; Operator shall ensure that the EMP is included in the Aircraft Maintenance Plan which is approved by the FAA.

"Engine(s)" means the Rolls-Royce AE3007 A1/3 turbofan engines acquired by Operator in support of the Aircraft, and delivered either to Operator on Aircraft or as spare Engines pursuant to Exhibit D, E, F or G hereto.

"FAA" means the United States Federal Aviation Administration.

"Failure" means, subject to the applicable warranty periods identified in Exhibit C, the mandatory removal of a Part or the breakdown or deterioration of a Part which necessitates the removal of the Engine or Module or Part from the Aircraft or is discovered during the Rework performed in connection with such a removal.

"Flight Cycle" means the operation of an Engine from the time an Aircraft leaves the ground until it touches the ground at the end of a flight. A touch and go landing shall also be considered as a Flight Cycle.


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"Flight Hours" means the airborne hours in operation of each Engine computed from the time an Aircraft leaves the ground until it touches the ground at the end of a flight.

"FOD" means damage to an Engine resulting from the non-negligent ingestion of material not resident within the Engine and where such damage requires removal of the Engine, Module or Part from service.

"Information" means confidential or proprietary non-public information which is disclosed by Rolls-Royce to Operator and confidential or proprietary non-public information which is disclosed by Operator to Rolls-Royce, including but not limited to all oral, electronic or written information, know how, data, reports, drawings and specifications.

"Inspection" means an examination of an Engine or any Parts through disassembly and/or other non-destructive means to determine its serviceability.

"JAA" means the Joint Airworthiness Authority.

"Lease Agreement" means Standard Terms of Business for Leasing reference MG773 dated 13 August between Rolls-Royce Rolls-Royce and Operator.

"Life Limited Parts" means Engine Parts for which either Rolls-Royce or the Airworthiness Authority has established a maximum period of operational Flight Cycles with periodic Rework and/or restoration.

"Manuals" means the Rolls-Royce Engine series manuals as produced by Rolls
Royce.

"Module(s)" means the Rolls-Royce Engine modules purchased by Operator from Rolls-Royce, or installed in Engines delivered to Operator on Aircraft, or embodied by an Authorized Facility.

"Part" means any part including a Designated Part manufactured or supplied by Rolls-Royce.

"Product(s)" means Engines, Modules, Parts, Covered Components and Tooling.

"QEC Kit" means a quick engine change kit manufactured by the relevant nacelle supplier, if applicable.

"Rework" means the repair, replacement, and/or refurbishment at an Authorized Facility (including the provision of Parts) necessary to return Covered Components, Engines, Modules or Parts to a serviceable condition in accordance with the applicable Manuals and the EMP.

 "Services" means the services to be provided pursuant to Exhibits D, G and H hereto.

"Tooling" means tools, jigs, fixtures and other products which are not for installation in the Engine.


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CLAUSE 2.  Scope of Agreement

Rolls-Royce agrees to sell to Operator and Operator agrees to purchase Products and Services from Rolls-Royce in accordance with the terms, conditions and warranties contained in this Agreement in lieu of the general terms and conditions on or attached to or otherwise forming part of any purchase order, quotation, acknowledgment, invoice or other document issued by either Party (provided that Operator's purchase orders shall contain quantities and the other items described in Clause 3.1).

Clauses 1 to 15 of this Agreement set forth the general terms governing the supply of Products and Services that are common across all such Products and Services, while the Exhibits of this Agreement set forth the terms, conditions and warranties that apply to specific Products and Services.

Subject to the provisions authorizing termination for cause in Clause 9 below, Rolls-Royce hereby agrees that it will sell repair or replacement Parts, Modules, Covered Components and Tooling to Operator on the terms set forth in this Agreement from the Effective Date through and including the date that is sixteen and one-half (16 1/2) years after the date on which the last Aircraft purchased by Operator is delivered to Operator.

The Shop Maintenance Guarantee set out in Exhibit F and the Total Support Program set out in Exhibit G are mutually exclusive options. Operator will inform Rolls-Royce in writing 3 (three) months prior to entry-into-service of the first Aircraft, which of the two options it wishes to select. Rolls-Royce and Operator will then promptly execute an amendment to the Agreement that will delete the option that Operator has chosen not to select.

Operator has certain rights with Airframer to convert ERJ 140 / 135 aircraft into ERJ 145 aircraft. Should Operator elect to convert certain Aircraft into ERJ 145 aircraft, then Operator would operate either the AE3007 A1 or A1P engine on the ERJ 145. To the extent any of the terms and conditions of this Agreement and / or the Side Letter Agreement Number One to this GTA, contract reference MG757, and / or the STOBL, contract reference MG773 change, then Rolls-Royce will advise in writing to Operator such changes and the Parties will amend the agreements described above to reflect such changes. It is assumed by Rolls-Royce that changes to the agreements due to the change to an AE3007 A1 / A1P rating will include but is limited to the following sections: Total Support Package charges, Shop Maintenance Guarantee rate, Warranties, Guarantees and Base Prices set out in this Agreement and Charges set out in the STOBL.



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CLAUSE 3.  Purchase Orders

3.1 Products and Services purchased under the terms of this Agreement shall be ordered by means of purchase orders issued by Operator in an agreed format consistent with the requirements of ATA Specifications. The terms, conditions and warranties set forth in this Agreement shall apply to all purchase orders. Any purchase order issued hereunder, unless otherwise specified, shall contain at a minimum: description, quantity, delivery dates and the unit and extended price of the Products and Services, restatement of payment terms, container price and shipping instructions.

3.2 Rolls Royce shall provide written and/or electronic acknowledgment of its acceptance of purchase orders. Should Rolls-Royce be unable to meet any requirements under a purchase order, Rolls-Royce will so notify Operator and propose an alternative delivery schedule in a timely manner. Rolls-Royce undertakes that such alternative delivery schedule will not unduly disadvantage Operator relative to other purchasers of the same goods or services at such time.



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CLAUSE 4.  Delivery

4.1 Rolls-Royce shall deliver Products and, where applicable, Services Ex Works, Rolls-Royce Indianapolis (Incoterms 2000). Upon request by Operator, Rolls-Royce will arrange for the transportation from Indianapolis to the Operator's main base.

4.2 Shipping documents, invoices, packaging and marking of packaging for Products and Services shall be in accordance with ATA Specifications.



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CLAUSE 5.  Prices

5.1 Except for the spare Engines (the pricing of which is established in Exhibit E-1 and Schedules 1 and 2 to Exhibit E) and TSP Charges (the pricing of which is established in Exhibit G), all Products and Services shall be as described in the applicable Commercial Price List, or for those Products and Services not specified in such a listing, available from Rolls-Royce on a quotation basis. The Rolls-Royce Spare Parts Price Catalogue for the Engine, and such other Commercial Price Lists and any revisions and updates thereof shall be published by Rolls-Royce to all operators of the Engine, and shall not be specific to operators but shall generally apply to the purchase of such goods or services from Rolls-Royce during their respective period of validity.

5.2 All prices, and all amounts stated to be payable by Operator in this Agreement exclude value added tax, sales tax, goods and services tax, tax on turnover or tax on turnover or similar charges (but include any income taxes incurred by or imposed upon Rolls-Royce; Rolls-Royce shall be solely responsible for all such income taxes).



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CLAUSE 6.  Payment

6.1 Immediately following or concurrent with supply of Products and Services, Rolls-Royce shall submit an invoice to Operator stating amounts due. Unless otherwise specified in this Agreement, payment shall be made by Operator in United States Dollars within thirty days after the later of
      (a) the delivery date of the Products or Services, or (b) the date of invoice.

6.2 Without prejudice to Rolls-Royce's other rights and remedies, Rolls-Royce shall be entitled to enforce a late payment amount calculated at a rate of
      (i) 0.05% (five hundredths of one percent) per day; or (ii) the highest interest rate permitted by applicable law, whichever is the lower, which shall be applied to any amounts not paid when due.

6.3 Unless agreed otherwise, all payments required under this Agreement shall be made in United States Dollars without any withholding for sales taxes imposed by any State of the United States of America on the basis of the purchase price of the Products or Services, by (in the case of payments for spare Engines and Total Support Package charges, if applicable, purchased hereunder) wire transfer to Rolls-Royce's account as follows:

                        Chase Manhattan Bank
                        1 Chase Manhattan Plaza
                        New York, N.Y.   10005
                        ABA #021000021
                        Account of Rolls-Royce Corporation
                        Account #400-707764

      or by (in the case of payments for other Products or Services) wire transfer to Rolls-Royce's above-identified account or check sent to Rolls-Royce's registered office clearly marked with the recipient "Treasury Department". For the purpose of this Clause 6.3 "Payment" shall only be deemed to have been made when cleared or good value funds are received in the numbered Rolls-Royce bank account specified above or at Rolls-Royce's registered office.



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CLAUSE 7.  Taxes and Other Charges

Operator in addition to the price of Products and Services, agrees to pay Rolls-Royce upon demand, or furnish to Rolls-Royce evidence of exemption therefrom, any taxes (including without limitation, sales, use, excise, turnover, value added taxes or goods and services taxes), duties, fees, charges, fines, penalties or assessments of any nature (but excluding any taxes in the nature of income taxes), legally assessed or levied by any Governmental authority against Rolls-Royce or its employees, its divisions or subsidiaries or their employees, as a result of any sale, delivery, transfer, use, export, import or possession of such Product or Service to or by Operator, or otherwise in connection with this Agreement. If claim is made against Rolls-Royce for any such taxes, duties, fees, charges, fines, penalties or assessments, Rolls-Royce shall immediately notify Operator. If requested by Operator, Rolls-Royce shall not pay except under protest, and if payment be made, shall use all reasonable effort to obtain a refund thereof. If all or any part of any such taxes, duties, fees, charges, fines, penalties or assessments be refunded, Rolls-Royce shall repay to Operator such part which Operator had paid to Rolls-Royce. Operator shall pay to Rolls-Royce upon demand, all costs (including penalties and interest) incurred by Rolls-Royce in protesting payment and in endeavoring to obtain such refund at the request of Operator.



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CLAUSE 8.  Delay

8.1 If and to the extent Rolls-Royce is prevented from manufacturing or delivering any Product within the time for delivery specified in this Agreement (as such time may be extended pursuant to the other provisions of this Agreement) by reason of:-

      war, insurrection, explosion, flood, fire, strike, act of government occurring after the date of this Agreement (but only to the extent said act becomes effective after the Effective Date) or act or omission of Operator in breach of this Agreement, then the time for scheduled delivery shall be extended by a period equal to the period for which manufacture or delivery shall have been so prevented and Rolls-Royce shall not be under any liability whatsoever in respect of such delay; provided, however, that Rolls-Royce will not be entitled to rely upon this provision unless it notifies Operator in writing of any such event within ten (10) calendar days after its occurrence, including in such notice details of the event and an estimate of its effects on the timing of delivery. Rolls-Royce shall use its commercially reasonable efforts to overcome the effects of any such event and resume performance as promptly as possible.

8.2 If delivery of any Product or Service is delayed beyond the time for delivery specified in this Agreement (as such time may be extended pursuant to the provisions of this Agreement) for any reason not contemplated in Clause 8.1 above, then the following shall appy:

      Should Rolls-Royce delay any agreed date of delivery of any Product or Service for reasons other than those set out in Clause 8.1 hereof then in respect of the first month of such delay Rolls-Royce shall not be under any liability. In respect of any further delay the damages recoverable by Operator from Rolls-Royce as Operator sole remedy shall not exceed 0.5 % (one half of one per cent) of the purchase price of the Product or Service so delayed in respect of each month of such further delay (and pro rata for any period of less than one month) subject to an overall maximum of
      * of the purchase price of the Product or Service so delayed.

8.3 Should Rolls-Royce delay any agreed date of delivery for any spare Engine for reasons other than those set out in Clause 8.1 hereof, and Operator has an urgent operational requirement for a spare Engine to avoid an "Aircraft on Ground" situation, then Operator may request that Rolls-Royce shall provide to Operator a lease engine in accordance with the Standard Terms of Business for Leasing, reference MG773.

      Dependant under which maintenance support program the Operator operates its Engines, Operator shall pay charges in respect of such lease engine as follows:

      o If Operator operates under the Total Support Package including Life Limited Parts then the charges shall be the applicable daily rental charge in accordance with the Standard Terms of Business for Leasing subject to a maximum amount per month equal to a then applicable monthly operating lease rate for a ten-year term at market rates, plus the then applicable Total Support Package charge limited to the Shop Visit Coverage and LLP elements and ; or

      o If Operator operates under the Total Support Package excluding Life Limited Parts then the charges shall be the applicable daily rental charge in accordance with the Standard Terms of Business for Leasing subject to a maximum amount per month equal to a then applicable monthly operating lease rate for a ten-year term at market rates, plus the then applicable Total Support Package charge limited to the Shop Visit Coverage element , plus the then applicable cyclic charge in accordance with the Standard Terms of Business for Leasing ; or

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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      o   If Operator does not operate under the Total Support Package then the charges shall be the applicable daily rental charge in accordance with the Standard Terms of Business for Leasing subject to a maximum amount per month equal to a then applicable monthly operating lease rate for a ten-year term at market rates, plus the then applicable cyclic and hourly charge in accordance with the Standard Terms of Business for Leasing ; or

      o If upon such request by Operator Rolls-Royce fails to provide such lease engine to Operator then in respect of the first day of the non-excusable delay Rolls-Royce shall not be under any liability, and in respect of any further non-excusable delay in excess of 1 (one) day Rolls-Royce as its sole obligation shall provide to Operator a credit note in the amount of the then current daily rental charge applicable to Engines in accordance with the Standard Terms of Business for Leasing in respect of each day of such delay beyond the first day of such delay.

      The total liability of Rolls-Royce under this Clause 8.3 in respect of each spare Engine shall not exceed an amount equal to the then current daily rental charge for a period of 180 (one hundred and eighty) days in accordance with the Standard Terms of Business for Leasing.

      The remedies available to Operator under this Clause 8.3 shall be in lieu of the remedies set out in Clause 8.2 above.

8.4 Should Rolls-Royce delay delivery of any Products or Services for a period of 12 (twelve) months then, in addition to the right of Operator under Clause 8.2 above, Operator shall be entitled to refuse to take delivery of such item on giving Rolls-Royce notice in writing within one month after the expiration of such period of 12 (twelve) months. Upon receipt of such notice Rolls-Royce shall be free from any further obligation in respect of such item of Supplies except that Rolls-Royce shall refund to Operator any deposits plus reasonable amount for interest made in respect of the purchase price of such Products or Services, if applicable

      The right of Operator to claim damages shall be conditional upon the submission of a written claim therefor within thirty days from the date of which Rolls-Royce notifies Operator that the Products or Services so delayed is ready for delivery or from the date on which Operator exercises the right of cancellation in respect of such item as set out below, whichever date shall first occur.

8.5 Rolls-Royce and Operator acknowledge that the liquidated damages calculated as set forth in Clause 8.2 and Clause 8.3 are reasonable damages in light of the anticipated harm that will be caused by such non-excused delay in delivery or failure to provide a warranty remedy (as the case may be), the difficulties of proof of loss, and the inconvenience or non-feasibility of Operator's otherwise obtaining an adequate remedy. Liquidated damages due pursuant to Clause 8.2 or Clause 8.3 shall be payable by Rolls-Royce to Operator on demand; provided, however, that Operator may, at its option, apply the amount of said liquidated damages as a credit against the purchase price of Products or Services obtained hereunder.


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CLAUSE 9.  Events of Default and Termination

9.1 If either party hereto makes any agreement with creditors generally compounding debts, enters liquidation whether compulsory or voluntary (except as a solvent company for the purpose of amalgamation or reconstruction), becomes insolvent or suffers a receiver of the whole or part of its assets to be appointed, then the other party shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement. Such termination shall be effected by the party entitled to terminate issuing notice of termination in writing to the other party and such notice shall be effective twenty-four (24) hours after it is issued.

9.2 If Rolls-Royce terminates this Agreement in accordance with the provisions of Clause 9.1 above, Operator shall promptly pay to Rolls-Royce any amounts then due or owed for all Products and Services ordered and delivered at the time of the termination, and Rolls-Royce shall also be entitled to retain all amounts paid to Rolls-Royce under this Agreement.

9.3 Operator shall be in full compliance with the payment terms set forth in Clause 6 of this Agreement and all other material terms of this Agreement and any related agreement with Rolls-Royce or its affiliate companies with respect to the Aircraft, including spare Engine Lease agreements with Rolls-Royce & Partners Finance, if applicable, and any Standard Terms of Business for Leasing with Rolls-Royce., if applicable, and any Aircraft financing support agreements with Rolls-Royce Capital, Inc., if applicable (for the purpose of this Clause collectively the "Agreements"). If Operator is in breach of any material obligation under these Agreements and such breach continues for a period exceeding (a) in the event of a payment breach, ten (10) days following receipt of Rolls-Royce's written notification of such breach, or (b) in the event of any other breach, thirty (30) days following receipt of Rolls-Royce's written notification of such breach or such longer period as is necessary to remedy such non-payment breach, then without prejudice to Rolls-Royce's other rights or remedies, Rolls-Royce may, without being obliged to, terminate this Agreement or exercise any one or more of the following rights:

      9.3.1 stop all work under this Agreement and refuse to deliver (or redeliver if applicable) any further Products and Services;

      9.3.2 divert affected Products and Services to other Operators or for its own purposes;

      9.3.3 treat all amounts then owing hereunder by Operator to be immediately due;

      9.3.4 exercise a mechanic's lien upon any engine which may from time to time be in the possession of Rolls-Royce or one of its authorized Rework facilities to secure any monies due to Rolls-Royce under this Agreement; and

      9.3.5 If any monies due to Rolls-Royce under this Agreement remain due and unpaid for more than three (3) months and Rolls-Royce has exercised any of its rights under Clause 9 above, Rolls-Royce may make a reasonable charge in respect of storage and insurance of Products or any items held in connection with such Products and transportation equipment held by Rolls-Royce and at any time after such period of three (3) months sell any such Products and apply the proceeds of such sale in satisfaction of such unpaid monies and any attorneys' fees incurred in association with such default.


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CLAUSE 10.  Non-disclosure

10.1 Subject to Clause 10.2 below each Party agrees to hold in confidence any Information which it acquires directly or indirectly from the other Party or any of its subsidiaries and agrees not to disclose at any time the same to any third person without the written approval of other Party. These obligations shall continue for so long as this Agreement remains in effect, and for one (1) year thereafter.

10.2 Each Party shall be responsible for the observance of the provisions of Clause 10.1 above by its employees.

10.3 The provisions of Clause 10.1 above shall not apply to Information which is or becomes generally known in the aero engine industry nor shall the provisions of Clause 10.1 above prevent any necessary disclosure of Information to enable Operator itself to use, operate, maintain or overhaul Products and Services.

10.4 Notwithstanding Clause 10.1 above, each Party shall be entitled to disclose the other's Information if required to do so by law or the requirements of regulatory authorities (including without limitation the U.S. Securities and Exchange Commission), or for purposes of enforcing this Agreement or pursuant to or in the context of any dispute resolution process (including but not limited to arbitration proceedings), or to such Party's own lenders, financial advisors or attorneys (provided such lenders, advisors or attorneys are subject to an appropriate confidentiality agreement). Notwithstanding Clause 10.1 above, both Parties shall be entitled to disclose financial information concerning business between Rolls-Royce and Operator to appointed auditors, and Rolls-Royce shall be entitled to disclose financial information concerning business between Rolls-Royce and Operator to Rolls-Royce's risk and revenue sharing partners and to Rolls-Royce affiliates for the purposes of fulfilling obligations hereunder.



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CLAUSE 11.  Intellectual Property

11.1 Rolls-Royce shall, subject to the conditions set out in this Clause and as the sole liability of Rolls-Royce in respect of any claims for infringement of intellectual or industrial property rights, defend and indemnify Operator against any claim that the purchase or use of any of the Products or Services by Operator within any country to which at the date of such claim the benefits of Clause 27 of the Convention on International Civil Aviation of 7th December 1944 (The Chicago Convention) apply, infringes any patent, trademark, copyright, design, or model duly granted or registered; provided, however, that Rolls-Royce shall not be liable to Operator for any loss (whether direct or indirect):-

      11.1.1   of profit, agreements, revenue or goodwill; or

      11.1.2 of use of the Products and Services or of the Aircraft in which the Products and Services may be incorporated arising as a result directly or indirectly of any such claim.

11.2 Operator will give prompt notice in writing to Rolls-Royce of any such claim whereupon Rolls-Royce shall elect to either assume the defense of or dispose of or settle such claim, at its own expense and in its sole discretion, and Operator will give Rolls-Royce all reasonable assistance (at Rolls-Royce's expense) and will not by any act or omission do anything which may directly or indirectly prejudice Rolls-Royce in this connection. Rolls-Royce shall pay any settlement amounts or judgments arising out of any such claims.

11.3 If any of the Products and Services become subject to any claim, suit or proceeding for infringement, Rolls-Royce may (at its expense) substitute any allegedly infringing Product or Service with non-infringing Products and Services that are substantially equivalent to the items being replaced in terms of performance, functionality, and cost and ease of use and maintenance, or modify said Products and Services so as to be non-infringing (so long as the modification does not adversely affect their performance, functionality, or cost or ease of use or maintenance), or seek to obtain for Operator the perpetual right to use the item affected without charge to Operator. If in any claim, suit or proceeding use of any of the Products or Services is enjoined or otherwise restrained due to infringement, Rolls-Royce shall, at its expense, either (a) procure for Operator the perpetual right to continue using the infringing items,
      (b) modify the items (in such a way that does not adversely affect their performance, functionality, or cost or ease of use or maintenance) to render them non-infringing, or (c) replace the infringing items with non-infringing items that are substantially equivalent to or better than the items being replaced in terms of performance, functionality and cost and ease of use and maintenance.

11.4 The indemnity contained in Clause 11.1 above shall not apply to claims for infringement to the extent they are in respect of Products and Services manufactured to the specified design instructions of Operator, or the manner or method in which any of the Products and Services is installed in the Aircraft or any combination of any of the Products and Services with any item or items other than Products and Services.

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                                                         General Terms Agreement

CLAUSE  12.  Grant of Warranty and Limitation of Liability

Rolls-Royce grants to Operator the Warranties set out in Exhibit C and the Guarantees set out in Exhibit F hereto and the Total Support Package set out in Exhibit G hereto.

12.1 Operator ACCEPTS AND AGREES THAT THE WARRANTIES AND GUARANTEES AND SUPPORT PACKAGE GRANTED TO OPERATOR UNDER THIS AGREEMENT ARE EXCLUSIVE AND ARE EXPRESSLY IN LIEU OF AND OPERATOR HEREBY WAIVES, RELEASES AND DISCLAIMS
      (I) ALL OTHER CONDITIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS, AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (II) ALL OTHER OBLIGATIONS AND LIABILITIES WHATSOEVER OF ROLLS-ROYCE WHETHER IN CONTRACT, WARRANTY OR TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE, ACTIVE, PASSIVE OR IMPUTED LIABILITY OR STRICT LIABILITY) OR BY STATUTE OR OTHERWISE FOR ANY NONCONFORMANCE, DEFECT, DEFICIENCY, FAILURE, MALFUNCTIONING, OR FAILURE TO FUNCTION OF ANY ITEM OF THE PRODUCTS AND SERVICES REFERRED TO IN THIS AGREEMENT, (III) STRICT LIABILITY OR PRODUCT LIABILITY, AND (IV) ALL DIRECT, INDIRECT, SPECIAL, CONSEQUENTIAL AND INCIDENTAL DAMAGES OF ANY NATURE WHATSOEVER, AND OPERATOR AGREES THAT ROLLS-ROYCE SHALL NOT BE LIABLE TO OPERATOR UPON ANY CLAIM THEREFOR OR UPON ANY CLAIM HOWSOEVER ARISING OUT OF THE MANUFACTURE OR SUPPLY OR INSPECTION BY ROLLS-ROYCE OR ANY OF ITS AFFILIATES OF ANY ITEM OF THE PRODUCTS AND SERVICES OF THIS AGREEMENT WHETHER IN CONTRACT, WARRANTY OR TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE, ACTIVE, PASSIVE OR IMPUTED LIABILITY OR STRICT LIABILITY) OR BY STATUTE OR OTHERWISE EXCEPT AS EXPRESSLY PROVIDED IN THE WARRANTIES AND GUARANTEES AND SUPPORT PACKAGE, AND OPERATOR ASSUMES ALL RISK AND LIABILITY WHATSOEVER NOT EXPRESSLY ASSUMED BY ROLLS-ROYCE IN THE WARRANTIES.

12.2 ROLLS-ROYCE AND OPERATOR AGREE THAT THIS CLAUSE 12 HAS BEEN THE SUBJECT OF DISCUSSION AND NEGOTIATION, IS FULLY UNDERSTOOD BY THE PARTIES AND THE PRICE OF THE PRODUCTS AND SERVICES AND OTHER MUTUAL AGREEMENTS OF THE PARTIES SET FORTH IN THE AGREEMENT ARE ARRIVED AT HAVING DUE REGARD TO:

      12.2.1 THE EXPRESS WARRANTIES AND GUARANTEES AND SUPPORT PACKAGE OF ROLLS-ROYCE AND OPERATOR'S RIGHTS THEREUNDER; AND

      12.2.2 THE EXCLUSIONS, WAIVERS AND LIMITATIONS SET FORTH IN CLAUSE 12.1 ABOVE.

12.3 IN CASE OF ANY CONFLICT BETWEEN THIS CLAUSE 12 AND ANY OTHER CLAUSE OF THIS AGREEMENT, THE PROVISIONS OF THIS CLAUSE 12 SHALL PREVAIL.

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                                                         General Terms Agreement

CLAUSE  13.       Indemnification

In the event either employees or agents of Rolls-Royce or Operator enter upon the property occupied by or under the control of the other Party in the performance of this Agreement, the Party entering the other Party's premises assumes responsibility for and agrees to pay for any loss, cost, damage to property, or for personal injury or death of any persons arising out of, as a result of, or in connection with the actions or omissions of the Party entering the property occupied by or under the control of the other Party. If a claim or demand is asserted against a Party by reason of the act or omission of the other Party, then such other Party will be offered the opportunity to participate at its own expense in the defense against such claim or demand. Each Party also agrees that it will maintain public liability and property damage insurance in reasonable limits consistent with industry standards covering the obligations set forth above and will maintain proper Workers' Compensation Insurance (or other comparable insurance) covering all of its employees performing this Agreement.

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                                                         General Terms Agreement

CLAUSE 14.  General

14.1  Effective Date and Expiration

      This Agreement shall become effective immediately following the date first written here before (the "Effective Date") and shall remain in effect until it expires or is terminated by either Party. Unless sooner terminated, pursuant to other provisions hereof, or unless renewed and extended by the Parties hereto, this Agreement shall expire without further action or notice by either Party on the date that is sixteen and one-half (16 1/2) years following the date the last Aircraft purchased by Operator is delivered to Operator.

14.2  Survival

      The provisions of Clauses 10 (Non-Disclosure), 11 (Patents), 12 (Limitation of Liability), 13 (Indemnification), 14.9 (Applicable Law and Jurisdiction) and Exhibit C (Warranties) of this Agreement, and any other provision of this Agreement that by its express terms or nature is meant to survive termination or expiration hereof, shall survive and continue to have effect should this Agreement expire or be terminated for any reason or after this Agreement becomes impossible of performance or is otherwise frustrated.

14.3  Notices

      Any notice required to be given by either Party to the other under or in connection with this Agreement shall be in writing and delivered personally, by certified mail or by facsimile.

      Notices to Operator shall be directed to:

      Astral Aviation, Inc.
      1190 West Rawson Avenue
      Oak Creek, Wisconsin, U.S.A.  53154
      Attn:  President
      Facsimile:  (414) 570-2301

      with a copy to the ATTN:  General Counsel

      Notices to Rolls-Royce shall be directed to:

               Rolls-Royce Corporation
               2001 S. Tibbs Ave.
               Indianapolis, IN 46241
               Attn: Peter Turner , Director Commercial

      or in each case to such other place of business as may be notified from time to time by the receiving party.

14.4  Assignment

      Neither Party may assign any of its rights or obligations hereunder without the written consent of the other Party (except that (a) either Party may assign its interest to any entity that results from any merger, reorganization or acquisition of or involving such Party, or that acquires all or substantially all of the assets of such Party; (b) as long as Operator operates the Aircraft, then Operator may assign its rights or obligations hereunder in connection with a sale and lease-back of one or more Aircraft for financing purposes; and (c) Rolls-Royce may assign its rights to receive money hereunder). Any assignment made in violation of this Clause 14.4 shall be null and void.

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                                                         General Terms Agreement

14.5  Amendment

      14.5.1 This Agreement shall not be amended in any way other than by agreement in writing, entered into by the Parties hereto on or after the date of this Agreement, which is expressly stated to amend this Agreement.

      14.5.2   This Agreement shall not be amended or terminated orally.

14.6  Headings

      The Clause headings and the Index do not form a part of this Agreement and shall not govern or affect the interpretation of this Agreement.

14.7  Waiver

      Failure by either party at any time to enforce any of the provisions of this Agreement shall not be construed as a waiver by such party of such provisions or in any way affect the validity of this Agreement or any part thereof.

14.8  Severability

      If any provision of this Agreement is or becomes or is declared invalid, unenforceable or illegal by any court of competent jurisdiction or any other Competent Authority such invalidity, unenforceability or illegality shall not prejudice or affect the remaining provisions of this Agreement which shall continue in full force and effect notwithstanding such invalidity, unenforceability or illegality. 'Competent Authority' means any agency, authority, department, inspectorate, minister, ministry, official or public or statutory person (whether autonomous or not) of, or of the government of the United Kingdom or of the European Union.

      In addition, the parties shall in good faith endeavor to reach agreement on a provision to replace the invalid provision which, as nearly as possible, will reflect the intent of the original provision.

14.9  Applicable Law and Jurisdiction

      THIS AGREEMENT SHALL BE SUBJECT TO AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ITS CONFLICT OF LAW RULES AND EXCLUDING THE UNITED NATIONS CONVENTION FOR THE INTERNATIONAL SALE OF GOODS (CISG, 1980, "VIENNA CONVENTION").

      14.9.1 It is the intent of the Parties and the Airframer (collectively, the "Contracting Parties") that any and all disputes arising out of or relating to this Agreement, the Aircraft, the Engines, the Products or the Services that cannot be resolved through negotiation ("Disputes") and that involve one or more Contracting Parties (whether or not a particular such Dispute also involves disputants that are not Contracting Parties) be resolved to the greatest extent possible in a single, comprehensive, definitive litigation proceeding. Accordingly, the Parties hereby agree that
               (a) any Contracting Party that files or responds to a complaint or other initial pleading (in any form and however denominated) in connection with a Dispute shall notify the other Contracting Parties of the same and provide copies of said complaint or response to each of them; (b) any Contracting Party which thereafter wishes to assert a claim or grievance amounting to a Dispute against any other Contracting Party shall do so by way of a claim, counterclaim, cross-claim or third-party claim in the first complying litigation that is the subject of a notification provided for in sub-clause (a) above, unless the court refuses for procedural reasons to entertain such claim as part of that litigation; and (c) in the event that suits relating to Disputes are initiated in more than one court, the parties to all such suits shall promptly stipulate that all such suits may be consolidated into a single case before the U.S. District Court for the Eastern District of Wisconsin or, if such court lacks subject matter jurisdiction, a state court of

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                                                         General Terms Agreement

               competent jurisdiction within the geographic area included in that district (in either case, the "Forum Court"), and may be heard and determined in a single and integrated proceeding. Each Party hereby consents to the exercise of personal jurisdiction over it by the Forum Court for the purpose of resolving any Dispute.

      14.9.2 Notwithstanding anything to the contrary herein, this Agreement and each Party's respective rights and obligations are expressly subject to all applicable laws and regulations.

      14.9.3 The official text of this Agreement is the English language. If this Agreement is translated into another language for the convenience of Operator or its personnel, the English text shall govern any question with respect to interpretation.

14.10 Sole Agreement of Parties

      14.10.1 This Agreement contains the only provisions governing the sale and purchase of Products and Services and shall apply to the exclusion of any other provisions on or attached to or otherwise forming part of any order form of Operator or any acknowledgement or acceptance by Rolls-Royce or of any other document which may be issued by either Party relating to the sale and purchase of Products and Services.

      14.10.2 The Parties agree that neither of them has placed any reliance whatsoever on any representations, agreements, statements or understandings made prior to the signature of this Agreement whether orally or in writing relating to the Products and Services other than those expressly incorporated in this Agreement, which has been negotiated on the basis that its provisions represent their entire agreement relating to the Products and Services and shall supersede all such representations, agreements, statements and understandings. The Parties further agree that neither of them shall place any reliance whatsoever on any and all future representations whatsoever in respect of the performance of this Agreement unless such representations are expressly agreed by the Parties hereto in writing to form a term of this Agreement.

      14.10.3 The foregoing exclusions, waivers and limitations, however, shall not in any way limit Rolls-Royce's liability arising from its willful breach of contract or its failure to comply with applicable laws, regulations, codes or ordinances, or limit Rolls-Royce's liability under Clause 11 or Clause 13 of this Agreement.

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                                                         General Terms Agreement

CLAUSE 15.        Export/Import Shipment

Rolls-Royce shall be responsible for obtaining any required export license and Operator shall be responsible for obtaining any other required authorization such as import licenses, exchange permits or other required authorizations, except as otherwise provided herein. Rolls-Royce and Operator shall assist each other in every manner reasonably possible in securing and complying with such authorizations as may be required.

Rolls-Royce shall restrict disclosure of all Information and data furnished to Operator in accordance with Clause 10, and shall ship the direct product of such Information and data to only those destinations, which are authorized by the United States Government. At the request of Operator, Rolls-Royce will provide Operator with a list of such authorized destinations. Rolls-Royce shall not be liable if any authorization is delayed, denied, revoked, restricted or not renewed.

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                                                         General Terms Agreement



IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed on their behalf by the duly authorized representatives, the day and year first written before.

Signed for and on behalf of:                 Signed for and on behalf of:

ROLLS-ROYCE CORPORATION                      ASTRAL AVIATION, INC.



By   /s/ K.T. Lowdermilk                     By:  /s/ James P. Rankin
   -----------------------------                --------------------------------


Printed   K.T. Lowdermilk                    Printed  James P. Rankin


Title:  V.P. Finance Corp. & Regional        Title:  President & CEO
        Airlines, N.A.


By   /s/ Peter T.E. Turner
--------------------------------

Printed   Peter T.E. Turner


Title:  Commercial Director

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                                                         General Terms Agreement

EXHIBIT A - AIRCRAFT DELIVERY SCHEDULE


Firm ERJ Aircraft:

1.    Mar. 2002
2.    May 2002
3.    Jul. 2002
4.    Sep. 2002
5.    Nov. 2002
6.    Jan. 2003
7.    Mar. 2003
8.    May 2003
9.    Jul. 2003
10.   Sep. 2003
11.   Nov. 2003
12.   Jan. 2004
13.   Mar. 2004
14.   May 2004
15.   Jul. 2004
16.   Sep. 2004
17.   Nov. 2004
18.   Jan. 2005
19.   Mar. 2005
20.   May 2005


Option ERJ Aircraft:  delivery schedule to be defined


Midwest Express has certain rights under certain circumstances to convert, delay or terminate all or part of the Aircraft deliveries under the Airframer contract. As a consequence, the schedule reflected in this exhibit may change.

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                                                         General Terms Agreement

EXHIBIT B - OPERATING ASSUMPTIONS

Use of normal take off rating (AT/O - 1) 85% of all take offs, and use of normal climb and normal cruise ratings for all flights. To the extent operator's usage differs from the above, the Charge will be adjusted in accordance with the table set out in Schedule D of Exhibit G.

Aircraft will operate in a benign operational environment (not containing, without limitation, abnormal levels of corrosive or abrasive pollutants), Operator's current operation and route structure (2001) is deemed to be considered as a `benign' operation;

A fleet average stage length (wheels off to wheels on) of 1.1 flight hours per cycle;

A fleet average annual aircraft utilization of 3,000 flight hours per year;

Operator will purchase and take delivery of the Aircraft in accordance with the delivery schedule contained in Exhibit A hereto and operate the Aircraft in regular and frequent commercial airline service;

Subject to all of Operator's rights and remedies under its contract with the Airframer for the purchase of Aircraft, Operator will purchase and take delivery of the Firm Aircraft and, in the event and to the extent it exercises its option to purchase, the Option Aircraft, in accordance with the delivery schedule contained in Exhibit A hereto and operate the purchased Aircraft in regular and frequent commercial airline service;

Operator will acquire and retain for its operation the spare Engines subject to the terms of Exhibit E and in accordance with the delivery schedule contained in Exhibit E hereto;

Operator will procure and maintain a mutually-agreed upon level of spare Modules, LRU's and Parts (including but not limited to initial provisioning and maintain a mutually-acceptable level of line maintenance provisioning across its route network.

Engines will be operated by Operator in accordance with Rolls-Royce's Operating Instructions and maintained in accordance with the Aircraft Maintenance manual and the EMP.

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                                                         General Terms Agreement

Exhibit C - Warranties

1     DEFINITIONS

In addition to those words and phrases defined in the main body of the Agreement, the following words and phrases when used in this Exhibit C, Warranties, shall have the meaning and definition set forth below.

"Engine Time" means the total number of hours flown by an Engine since new.

"Module Time" means the total number of hours flown by a Module since all Parts of the Module were new.

"Parts Time" means the total number of hours flown by a Part since new.

"Price" means the net selling price of a Part to Operator, last published prior to the time when the Failure is discovered against which Operator purchases Parts from Rolls-Royce or an affiliate Company.

"Resultant Damage" means the damage suffered by a Part, necessitating the scrapping of that Part because that Part is beyond economic repair in accordance with Maintenance schemes issued by Rolls-Royce, providing such damage is caused by the Failure of another Part.

"Ultimate Flight Cycle" means the maximum permitted Flight Cycles imposed by Rolls-Royce or the Airworthiness Authority.

"Warranted Life" means the warranted life for a Designated Part as described in
Schedule 1 to Exhibit C hereto.

"Warranty Labor Rate" means the then average direct hourly wages multiplied by a factor of 1.5 paid by Operator to those of its employees and contractors that provide Line Maintenance or other maintenance labor with respect to Engines.

2     NEW ENGINE WARRANTY

Rolls-Royce warrants new Engines against defect in design, material or and workmanship which result in Failure or Resultant Damage as follows:

2.1   Warranty Period

      The period of this Clause 2 warranty shall be:

      2.1.1 the first * hours or *, whichever is first completed ("First Engine Run"), and

      2.1.2 the * through * hours or *, whichever is first completed ("Extended Engine Run").

2.2   Warranty Remedies

      2.2.1    First Engine Run

               If an Engine suffers Failure or Resultant Damage during its First Engine Run warranty period as defined in Clause 2.1.1, then:

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

               2.2.1.1 where such Failure or Resultant Damage necessitates repair of the Engine, Rolls-Royce will arrange to have such repair carried out promptly, correctly and at no charge to Operator, or

               2.2.1.2 where such Failure or Resultant Damage does not necessitate repair of the Engine, Rolls-Royce will provide a one hundred percent (100%) allowance on the Price of the affected Engine Parts.

      2.2.2    Extended Engine Run

               If an Engine suffers Failure or Resultant Damage during its Extended Engine Run warranty period as defined in Clause 2.1.2, then

               2.2.2.1 where such Failure or Resultant Damage necessitates repair of the Engine, Rolls-Royce will arrange to have such repair carried out promptly and correctly and will accept repair charges for an amount equal to

                         (* - Engine Time) / * x invoiced repair
                         charges, or

               2.2.2.2 where such Failure or Resultant Damage does not necessitate repair of the Engine, Rolls-Royce will provide an allowance in respect of the affected Engine Parts for an amount equal to:

                         (* - Engine Time) / * x Price of such Engine
                         Parts

2.3   BFE Exclusion

      The Airframer Furnished Equipment (hereinafter referred to as "MDFE") shall not be warranted by Rolls-Royce and the benefits to Operator under any of the warranties contained in this Exhibit C shall not apply to such MDFE.


3     DESIGNATED PARTS WARRANTY

Rolls-Royce warrants Parts in accordance with Clause 3.1.1 below and Designated Parts as listed in Schedule 1 hereto

(i)   assembled into or attached to new Engines, or

(ii)  acquired by Operator as spare Parts

against defect in design, material and workmanship in the manufacture of the Designated Part which result in Failure or Resultant Damage as set out in Clauses 3.1 and 3.2 below:

3.1   Warranty Period

      The period of this Clause 3 warranty shall be:

      3.1.1 the first 3,000 hours or cycles of Parts Time, whichever is first completed ("First Parts Run"), and

      3.1.2 the 3,001 through DPWL hours or cycles of Parts Time, whichever is first completed ("Extended Parts Run"),

      where DPWL ("Designated Part Warranted Life") shall mean the warranted life of each Designated Part as set out in Schedule 1 hereto.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

3.2   Warranty Remedies

      3.2.1    First Parts Run

               If, during its First Parts Run warranty period as defined in Clause 3.1.1, a Designated Part suffers either (a) a Failure, or
               (b) Resultant Damage due to the Failure of another Designated Part within that other Part's warranty period, then Rolls-Royce will, at its option, either:

               3.2.1.1 give a 100 percent (100%) allowance on the Price of the affected Designated Part, or

               3.2.1.2 repair or exchange such Designated Part promptly, correctly and at no charge to Operator.

      3.2.2    Extended Parts Run

               If, during its Extended Parts Run warranty period as defined in Clause 3.1.2, a Designated Part suffers either (a) Failure, or
               (b) Resultant Damage due to the Failure of another Designated Part within that other Part's warranty period, then Rolls-Royce will grant allowances on the Price of such Part as set out in 3.2.1.1, but factored as follows:

                          DPWL-PartsTime
               Factor  =  --------------
                          DPWL-1,000

3.3   Other Engine spare Parts (NOT APPLICABLE)

3.4   Used Parts Warranty

      Rolls-Royce warrants Used Parts against Failure as follows:

      3.4.1    Warranty Period

               The period of warranty shall be the first * Flight Hours of Used Parts Time, commencing with the original incorporation of the Used Part into an Engine.

      3.4.2    Warranty Remedies

               If, during its warranty period as defined in 3.4.1 above, such Used Part suffers Failure then Rolls-Royce will, at its option, either:

               3.4.2.1 grant an allowance of one hundred percent 100% of the Price of such Used Part, or

               3.4.2.2 restore such Used Part to a serviceable condition at no charge to Operator, or

               3.4.2.3   replace such Used Part with another Used Part.

4     ULTIMATE LIFE WARRANTY

Ultimate Life Parts as listed in Schedule 2 to this Exhibit are warranted as follows:

4.1   Warranty Period

      The period of warranty shall be the first * cycles of Parts Time.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

4.2   Warranty Remedies

      Rolls-Royce will grant to Operator an allowance against the Price of Ultimate Life Parts which are permanently removed from service because of attaining a life limitation imposed by Rolls-Royce or the Airworthiness Authorities. Such allowance shall be equal to:

      *;

      *.


5     VENDOR PARTS WARRANTY

5.1   Vendor Parts in New Engines

      Vendor Parts installed in new Engines shall be warranted in accordance with Clause 2 - New Engine Warranty hereof. Clause 11 of the Agreement shall also apply to said Vendor Parts.

      Rolls-Royce shall maintain a Vendor Parts support and control service, and upon Operator request will assist in Vendor warranty issues arising and resolve any such issues with the Vendor.

5.2   Vendor spare Parts

      All Vendor spare Parts shall be warranted in accordance with Clause 3 hereof. Clause 11 of the Agreement shall also apply to said Vendor spare Parts, whether or not such Vendor spare Parts are purchased from Rolls-Royce or directly from such manufacturer.

      Rolls-Royce shall maintain a Vendor spare Parts support and control service, and upon Operator request will assist in Vendor warranty issues arising and resolve any such issues with the Vendor.


6     TOOLING AND GROUND SUPPORT EQUIPMENT WARRANTY

6.1   Warranty Period

      Any Tooling and Ground Support Equipment shall be warranted by Rolls-Royce against any defect in material, design and workmanship for a period of twelve (12) months from delivery to Operator.

6.2   Warranty Remedies

      In case of such defect Rolls-Royce at its discretion shall repair or replace the defective product promptly and correctly and free of charge to Operator.

7     CAMPAIGN WARRANTY

7.1 Where Rolls-Royce stipulates in writing that campaign action is to be taken in respect of a Designated Part such that Engines are to be removed from service prior to the next planned shop visit, Rolls-Royce will, to the exclusion of all other allowances, grant Operator an allowance of:

      7.1.1 One hundred percent (100%) of the Price of all such Designated Parts which are at the time of such stipulation installed or held by Operator as new or used serviceable stock when the average parts time of such Designated Parts is less than * EFH from new

      7.1.2 Pro-rated from one hundred percent (100%) of the Price of all such Designated Parts which are at the time of such stipulation installed or held by Operator as used serviceable

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

               stock when the average parts time of such Designated Parts is
               * EFH from new to zero percent (0%) of the Price of all such Designated Parts which are at the time of such stipulation installed or held by Operator as used serviceable stock when the average parts time of such Designated Parts is twice the warranted life of the Parts as specified in Schedule 1.

7.2 The Campaign allowances granted under this Clause 7 are given on the basis that Operator will incorporate Parts as specified by the campaign as soon as practicable after receipt of the campaign Parts within the time period as may be specified by Rolls-Royce. Such allowances do not apply when parts are replaced on-wing, whereby under such circumstance the Warranty set out in Clause 3 of this Exhibit shall apply.


8     TECHNICAL PUBLICATIONS AND TECHNICAL SERVICES WARRANTY

8.1 Rolls-Royce warrants that all Information provided under this agreement are prepared in accordance with the state of the art at the date of their conception.

8.2 If any Information provided under this Agreement is shown to Rolls-Royce's reasonable satisfaction to be incorrect, Rolls-Royce will, in a timely manner, as appropriate and at its own cost, correct such information.

8.3 No warranty is given in respect of third party data interpreted by Rolls-Royce. Rolls-Royce assumes that all data supplied by Operator is accurate, and accepts no responsibility for errors and unreliable information contained in such data.

8.4 In respect of any work carried out by Rolls-Royce personnel under this Agreement, Rolls-Royce warrants that such work shall be carried out using due care and skill. Rolls-Royce's sole liability for Rolls-Royce's failure to perform such work using due care and skill shall be to re-perform such work using due care and skill, provided that such failure to perform has been brought to Rolls-Royce's attention within 90 days of performance of the work by Rolls-Royce.

8.5 Operator shall be responsible for making any modification to adapt for its use any data furnished by Rolls-Royce pursuant to this Agreement and the use to which the Information is put and the consequences thereof shall be the responsibility solely of Operator.


9     WORKMANSHIP WARRANTY - ENGINE SHOP MAINTENANCE

Rolls-Royce warrants engine shop maintenance performed by or arranged by Rolls-Royce against faulty workmanship as follows:

9.1   Warranty Period

      The period of this Clause 9 warranty shall be the shorter of:

      9.1.1 the first 1,000 Engine Flight Hours of the repaired Engine, commencing with the date of installation of the engine in an Aircraft; and

      9.1.2 a period of twelve (12) months from installation but no later than * months from redelivery unless such period is less than the period remaining under the original warranty, in which case the period of the Clause 9 warranty shall be the period remaining under the original warranty.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

9.2   Warranty Remedies

      If, during its warranty period as defined in 9.1 above, it is shown to the reasonable satisfaction of Rolls-Royce that, a defect, deficiency, failure, malfunction, or failure to function shall have become apparent in such Engine due to faulty workmanship in carrying out the shop maintenance, then Rolls-Royce warrants that it will either exchange or repair any such Engine suffering from such defect, deficiency, failure, malfunction or failure to function.


10    GENERAL WARRANTY CONDITIONS

10.1 The Warranties set out in this Exhibit C shall be subject to the provisions of Clause 12 of the Agreement and the following conditions:

10.2 Rolls-Royce shall have no obligation under this warranty if and to the extent in the reasonable opinion of Rolls-Royce any Engine or Part:

      10.2.1 has not been properly stored, installed, operated and maintained in accordance with the recommendations of Rolls-Royce as contained in its manuals, operating procedures or other written instructions, including instructions on life limitations, or

      10.2.2 has been repaired or altered in such a way as to impair its safety, operation, efficiency or design features, or

      10.2.3 has been subject to mis-use, negligence, accident or acts of God, or

      10.2.4   has suffered damage due to the ingestion of FOD, or =

      10.2.5 has been subjected to acts of war, rebellion, seizure or any other defect or cause not within the control of Rolls-Royce

10.3 In lieu of granting any Parts allowance under this Warranty Rolls-Royce may at its discretion repair or exchange or have repaired or exchanged any Part. Any Part so exchanged shall have no greater Parts Time than the Part returned by Operator (unless agreed with Operator).

10.4 The warranty on any Part provided under the New Engine Warranty, New Parts Warranty or Used Parts Warranty shall be the unexpired portion of the applicable Warranty.

10.5 Except as otherwise provided in this Exhibit C or elsewhere in this Agreement, Rolls-Royce shall not be liable for any expenses or liabilities sustained in connection with the removal of an Engine, Module or Part from an aircraft or the replacement thereof in an aircraft, or in connection with the removal of any Module or Part from an Engine or the replacement thereof in an Engine, or for any expenses, taxes, duties or liabilities sustained in connection therewith or in connection with any shipment to or from an Authorized Facility.

10.6 Where Rolls-Royce requests Operator to hold a Part pending the development of a repair scheme, Operator shall hold such Part for a period of up to thirty (30) days following such request by Rolls-Royce. If at the end of such period a repair scheme has not been developed, or clearly will not be developed within a reasonable time thereafter, Operator shall have the right to raise a claim.

10.7 Operator shall present any claim under Warranties to Rolls-Royce within 180 days after the date upon which the Failure was discovered and shall keep and disclose accurate records of Engine operation, including records of maintenance adequate to support such claims.

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                                                         General Terms Agreement

10.8 Operator shall keep accurate records of Engine, Module and Parts operation, maintenance and storage, and engine condition monitoring data and / or trend monitoring data (as applicable) adequate to support claims hereunder, and shall permit Rolls-Royce to inspect such records during normal business hours upon reasonable advance notice at a location selected by Operator.

10.9 Operator shall make available all Engines, parts and spare parts for inspection and for approval by Rolls-Royce of any claim by Operator relating thereto during normal business hours upon reasonable advance notice at a location selected by Operator.

10.10 Any Part for which any allowance other than for repair has been granted by Rolls-Royce hereunder or which has been exchanged by Rolls-Royce shall become the property of Rolls-Royce. Unless Rolls-Royce specifically requests the return of such Parts Operator will consider such Part its scrap.

10.11 Any allowance granted under this Warranty shall be made as a credit note usable against Rolls-Royce goods and services.

10.12 Under the New Engine Warranty, Designated Parts Warranty and Ultimate Life Warranty as of Clauses 2 to 4 above, only one allowance per Part shall be paid per occurrence of a Failure or Resultant Damage. Operator may claim under one only of the New Engine, Designated Part or Ultimate Life Warranty, whichever results in the greatest allowance.

10.13 All credits granted to Midwest Express in this Exhibit C are personal to Midwest Express, are (subject to Clause 14.4 of the Agreement) non-assignable, and are not convertible to cash.

11    ADDITIONAL WARRANTIES

In addition to the other warranties set forth in this Exhibit C, Rolls-Royce warrants as follows: (a) the Spare Engines and all Products and Services shall be delivered free and clear of all liens and encumbrances, good and merchantable title thereto being in Rolls-Royce; (b) the Spare Engines and all Products shall have been manufactured solely from new and unused materials, parts and components; (c) the Engines and all Products and Services shall comply and have been produced, processed, labeled, delivered and sold in conformity with all applicable federal, national, state and other laws, administrative regulations and orders, including without limitation all applicable environmental laws and regulations, the Occupational Safety and Health Act of 1971, as amended from time to time, and without limiting the foregoing, Rolls-Royce specifically certifies that all goods furnished under this Agreement shall have been produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act of 1938, as amended, and of regulations and orders of the Secretary of Labor issued under Section 14 thereof; and (d) all Services shall be performed in a good and workmanlike manner, in accordance with any established professional standards for similar services.

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                                                         General Terms Agreement


SCHEDULE 1 TO EXHIBIT C - DESIGNATED PARTS

Designated Parts, together with their warranted lives are as set out below (hours or cycles of Parts Time, whichever is first completed).

Designated Part                              Warranted Life (Hours)
---------------                              ----------------------

Turbine Blade Tracks (seal segments)                *
Blades / Vanes                                      *
Combustors and Combustion Liners                    *
Frames/Casings/Supports                             *
Bearings                                            *
Accessory Gearbox Gear (Non LLPs)                   *



* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

SCHEDULE 2 TO EXHIBIT C - ULTIMATE WARRANTED LIFE PARTS

Rolls-Royce warrants an Ultimate Life limit on the following Parts:

Part Name

Fan Rotor
Fan Wheel
Forward Blade Retainer
Fan Drive Shaft
HPC Rotor
HPC-1 Wheel
HPC-2 Wheel
HPC-3 Wheel
HPC-4 Wheel
HPC-5 Wheel
HPC-6 Wheel
HPC-7 Wheel
HPC-8 Wheel
HPC-9 Wheel
HPC-10 Wheel
HPC-11 Wheel
HPC-12 Wheel
HPC-13 Wheel
HPC-14 Wheel
HPC Coneshaft
HP Turbine Rotor
HPT-1 Wheel
HPT-2 Wheel
HPT 1-2 Spacer
LPT Rotor
LPT-1 Wheel
LPT-2 Wheel
LPT-3 Wheel
LPT Spacer
LPT Forward Shaft

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

EXHIBIT D - OPERATOR SERVICES

1     Scope

      This Exhibit sets out Operator support services available to all operators of Rolls-Royce Products. Subject to the terms and conditions of this Agreement, Rolls-Royce shall supply to Operator and Operator shall purchase from Rolls-Royce certain Services as discussed in this Exhibit and as specified in Rolls-Royce's Commercial Price List. Rolls-Royce reserves the right to revise or update the Commercial Price List, any prices therein and any Information at any time, upon notice to Operator. The Rolls-Royce Spare Parts Price Catalogue for the Engine, and such other Commercial Price Lists and any revisions and updates thereof shall be published by Rolls-Royce to all operators of the Engine, and shall not be specific to operators but shall generally apply to the purchase of such goods or services from Rolls-Royce during their respective period of validity.

      General Policies and Procedures

      Standardized procedures and policies will be followed to ensure that requirements are performed in accordance with industry accepted standards. These procedures and policies include but are not limited to ATA specifications and Airworthiness Authority rules and or guidance.

      All Services supplied to Operator will be in compliance with the then current World Operators Supplier Guide (hereinafter "WASG") and the current revision ATA Specifications.

2     Rolls-Royce Operator Services Package

2.1   Operator Support Manager

      Rolls-Royce will designate an Operator support manager based in the United States who will provide co-ordination and liaison between Operator and Rolls-Royce in respect of the operation of the Engines by Operator. Such services extend to issues including:

      2.1.1    Managing emergency Operator requirements,

      2.1.2 Managing plans to incorporate Products into Operators' operations,

      2.1.3    Agreeing shop visit forecasts with Operators,

      2.1.4 Providing technical and operational direction to operators and field support recommendations, and

      2.1.5 Interpretation of the Manuals, and 2.1.6 Assist with the resolution o warranty claims.

      The services of Operator support manager are free of charge to all operators of Rolls-Royce Products.

2.2   Visiting Service Support

      Rolls-Royce will designate a field service representative and advise Operator of the location of the field service representative. The field service representative will make scheduled visits to Operator on a free of charge basis for the purposes of liaison and to answer any general operational and technical questions.

      Should Operator require additional or specialist visits to Operator's facilities to assist in the operation of Engines or training activities, including but not limited to, boroscope inspections and other line maintenance activities, Rolls-Royce may charge for such services in accordance with pricing established in its Commercial Price List.

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                                                         General Terms Agreement

2.3   On Site Service Representative

      At one (1) month notice of request from Operator (but not earlier than three (3) months prior to entry-of-service of the first Aircraft), Rolls-Royce will make available the services of a field service representative at Operator's facilities at Milwaukee. Such representative will provide, in addition to those services as described above, the following:

      2.3.1 Local technical support to assist in the resolution of technical problems,

      2.3.2    Training in the operation and maintenance of Engines,

      2.3.3 Advice regarding the borescoping and life management of installed Engines, and

      2.3.4 To effectively communicate to Rolls-Royce all aspects of in-services issues affecting Operator's operation of the Engine, and

      2.3.5    Assist with the resolution o warranty claims.

      Operator will make available to Rolls-Royce's representative on a free of charge basis the following:

      2.3.6 reasonable work space, services and facilities, including free telephone calls in accordance with his/ her duties;

      2.3.7 free emergent medical attention to the extent normally provided to Operator's own employees;

      2.3.8 cost of travel and a reasonable daily allowance for subsistence and accommodation while the representative is required by Operator to travel away from Operator's location at Milwaukee with Operator;

      2.3.9 holiday privileges in accordance with Operator's normal practice; upon Operator's request, Rolls-Royce will send a field-representative on a temporary basis to cover such holiday period.

      2.3.10 access to Operator's computer network for all non-sensitive data and information pursuant to the representative's duties.

      While working at Operator's facilities, Rolls-Royce's representative shall comply with Operator's rules and regulations. If Operator is dissatisfied with any representative, Rolls-Royce will upon request provide a replacement representative.

2.4   Supply of Technical Publications

      2.4.1 Rolls-Royce provides a full suite of technical publications (defined as Manuals) to enable the operation and maintenance of the Engine in accordance with Rolls-Royce operating instructions. The full listing of technical publications available for purchase, together with prices for ongoing revision services are provided in Rolls-Royce's Commercial Price List.

      2.4.2 Manuals will be supplied in simplified English and any translation or interpretation that may be required by Operator is the responsibility of Operator.

      2.4.3 Operator acknowledges that although Rolls-Royce may provide instruction, training and advice under this Agreement, Products are only to be maintained, operated and otherwise handled in accordance with the Manuals.

2.5   Operator Training

      Rolls-Royce provides training courses in the operation and maintenance of Engines at one of the following locations: the Rolls-Royce Corporation Training Center in Indianapolis, Indiana, USA; Rolls-Royce plc training facilities in Derby, England UK; or the Rolls-Royce/CASC training center in Tianjin, China in accordance with a schedule published by Rolls-Royce.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      Rolls-Royce's training for the Engine comprises the following courses:

      o General Familiarization, Course Duration 2 Day, Training Level ATA 104 level I

      o Line and Base Maintenance, Course Duration 8 Day, Training Level ATA 104 level III

      o Boroscope Inspection, Course Duration 2 Day, Training Level ATA 104 level IV

      The following general provisions apply to training:

      2.5.1 One (1) copy of the training material per student will be provided.

      2.5.2    Preferred class size is fifteen (15) students.

      2.5.3 Operator will be responsible for providing transportation, subsistence, accommodations, salaries and all other related expenses for its personnel attending class at a Rolls-Royce training facility.

      Charges for the training are specified in Rolls-Royce's Commercial Price List.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

EXHIBIT E - FLEET PROVISIONING SUPPORT


Exhibit E - 1     Spare Engine Purchase

1.    Supply

      Subject to the provisions of this Agreement Rolls-Royce agrees to sell and deliver to Operator and Operator agrees to buy and take delivery of spare Engines as set in Schedule 1 to this Exhibit. The schedule of spare Engines has been predicated upon the purchase by Operator of the Firm Aircraft; the schedule is subject to all of Operator's rights and remedies under its contract with Airframer for the purchase of Aircraft. If and to the extent Operator is entitled to terminate said contract with Airframer, or is otherwise not required to purchase Aircraft from Airframer, Operator's obligation to buy and take delivery of spare Engines from Rolls-Royce shall be proportionately reduced, and Operator shall not be liable to Rolls-Royce in connection with such reduction.

      Rolls-Royce also agrees that in the event Operator exhausts its pool of spare Engines, resulting in an Aircraft on ground situation, then emergency spare Engine(s) may be leased by Operator in accordance with the Lease Agreement. Subject to Clause 4.4.3 of Exhibit G, and notwithstanding anything to the contrary in the Lease Agreement, the applicable emergency lease rates shall be as follows:

      To the extent Operator has purchased the recommended level of spare Engines the following rates apply:

      Daily Charge               USD  1,760
      Take-off Charge            USD  30.33
      Flying Hour Charge         USD  74.73
      Monthly Charge             USD 35,210

      The above charges shall also apply should Operator be in a zero spare engine situation due to Failure (as defined in the Warranties), failure to achieve generally acceptable turn-around times, late delivery of spare engines (see Clause 8 above).

      To the extent Operator has purchased less than the recommended level of spare Engines the following rates apply:

      Daily Charge               USD  3,520
      Take-off Charge            USD  30.33
      Flying Hour Charge         USD  74.73
      Monthly Charge             USD 70,420

2.    Type Approval/Changes

      All Products shall at time of delivery conform to a type certificate issued by the Airworthiness Authority and will be manufactured in compliance with the official interpretations of the relevant Airworthiness Authority.

      If, after the date of signature of this Agreement, a change is required to the Engines, either:

2.1 to conform to the requirements of the Airworthiness Authority that were promulgated after the Effective Date and the official interpretations of such requirements in force at the date of delivery of such Engines, or

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

2.2 to incorporate a modification or change which has been agreed between Operator and Rolls-Royce,

      then Rolls-Royce will issue a written change order, which shall constitute an amendment to this Agreement. Unless otherwise agreed, any increase in any price that is a result of any change order is to be borne by Operator, except that if the change is required due to a flaw or defect in the Engines, any increase in price resulting from the change order shall be borne by Rolls-Royce.

3.    Inspection and Acceptance

      Conformance to the Specification of Products will be assured by Rolls-Royce through the maintenance of procedures (including Engine acceptance testing), systems and records approved by the Luftfahrt-Bundesamt based on JAR 21-G by the JAA. An authorized Release Certificate will be issued and signed by Rolls-Royce personnel authorized for such purposes. Operator shall be given full access to review all such procedures, systems, records and certificates at any reasonable time and from time to time.

4.    Price and Payment

      The base price of Engines is set out in Schedule 1 to this Exhibit. The deposits and price of Engines shall be calculated in accordance with the formulae specified in Schedule 2 to this Exhibit.

      Unless otherwise agreed by the Parties, Operator will make payments in United States Dollars as follows:-

      o Ten percent (10%) of the Engine base price upon signature of this Agreement, plus;
      o Ten percent (10%) of the Engine base price eighteen (18) months before scheduled delivery, plus;
      o Ten percent (10%) of the Engine base price twelve (12) months before scheduled delivery, plus;
      o   Balance of the Purchase Price upon delivery of the Engine.

      Rolls-Royce will issue invoices to cover each of the above payments.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Exhibit E - 2     Spare Parts Supply

1.    Intent and Term

      Rolls-Royce shall sell spare Parts to Operator in quantities sufficient to meet Operator's requirements.

      Operator shall buy from Rolls-Royce all of its requirements for spare Parts. In the following circumstances Operator may obtain from established and approved sources other than Rolls-Royce or from other airline operators spare Parts which are required to be purchased from Rolls-Royce:

      o as a temporary expedient in the event of a failure by RR to supply spare Parts as required herein which has an impact on Operator's operations; or

      o during any period when Rolls-Royce is hindered or prevented from delivering spare Parts due to circumstances beyond its control provided Operator is thereby able to obtain the spare Parts it requires sooner than Rolls-Royce is able to supply them, and provided further that Operator will not unreasonably thereby increase its stock of the spare Parts; or

      o industry standard parts as identified in the Rolls-Royce Illustrated Parts Catalogue.

      Where Operator has an urgent requirement for any Tooling which Rolls-Royce has in stock or otherwise has reasonably available to it, Rolls-Royce shall sell to the Operator such Tooling, at a reasonable price and reasonable Lead Time.

      Rolls-Royce and Operator shall comply with the ATA Specifications with regard to supply of spare Parts except as specifically amended herein.

      Operator is required to provide information required to become established on the Rolls-Royce on line spares management system.

      Rolls-Royce shall sell spare Parts to Operator on the terms set forth in this Agreement from the Effective Date through and including the date that is sixteen and one-half (16 1/2) years after the date on which the last Aircraft purchased by Operator is delivered to Operator.

      Upon, Operator's request, Rolls-Royce shall assist Operator in locating and facilitating the sale of spare Parts held by consignment with other operator or airframer, if any.

      Nothing in this clause shall be deemed to extend the obligations of RR or to diminish the limitations upon such obligations under the Warranties.

2.    Provisioning

      Operator shall purchase and maintain a mutually-agreed stock of spare Parts and Tooling to support its operation.

      Rolls-Royce and Operator shall agree upon the required stock of spare Parts and Tooling within a timescale commensurate with Operator's operational requirements.

      Consistent with changes in Operator's operational requirements, Rolls-Royce and Operator will regularly review and agree upon changes to required stock levels of spare Parts and Tooling.

3.    Forecasting

      Operator shall, upon request, provide Rolls-Royce with forecasts specifying projected requirements for spare Parts to cover a period of at least 12 months. Operator shall give Rolls-Royce as much notice as possible of any change in such estimated requirements. All such forecasts, projections and estimates will be non-binding and will not obligate Operator.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      Operator shall, upon reasonable request, inform Rolls-Royce of the intended use of the Products, including details of the end user of the Products.

      Operator shall provide Rolls-Royce with the following information and thereafter shall give Rolls-Royce as much notice as possible of any change in its operation likely to affect spare Parts requirements:

      - a twenty-four (24) month non-binding shop visit forecast, detailing Engine Serial Numbers, such forecast shall be updated on a monthly basis,

      - a thirty-six (36) month shop-visit forecast, detailing Engine type and mark, such forecast shall be updated on a quarterly basis.

4.    Ordering Procedure

      Operator shall issue an order for spare Parts in an agreed format in accordance with the ATA Specifications.

      Rolls-Royce shall promptly acknowledge receipt of each order for spare Parts in accordance with the ATA Specifications. Unless qualified, such acknowledgement shall constitute an acceptance of the order under the terms of this Agreement.

5.    Order Cancellation

      Where Operator wishes to cancel an order placed in accordance with Clause 4, Operator shall inform Rolls-Royce immediately. Rolls-Royce shall use all reasonable efforts to place the part elsewhere with the effect of Operator not facing a cancellation fee. If Rolls-Royce is unable to sell or use the ordered part elsewhere Rolls-Royce may make a reasonable cancellation charge representing the actual costs incurred for such cancellation.

6.    Lead Times

      Unless otherwise agreed by the Parties, spare Parts shall be delivered within the lead time specified in the Commercial Price List current at the receipt of Operator's order except for:

           spare Parts required for provisioning in accordance with Clause 2, or

           Orders significantly in excess of Operator's normal requirements, in which case, the Parties shall mutually agree upon the applicable lead time.

      Where Operator has an urgent requirement for a spare Part Rolls-Royce shall endeavor to deliver such spare Part within the time limits specified by Operator. In the case of AOG orders, Rolls-Royce shall deliver the required spare Part within four (4) hours after receipt of notice of the AOG. It shall be Rolls-Royce's objective to advise Operator of Rolls-Royce's proposed action in response to non-AOG urgent orders within 24 hours, and to fill non-urgent orders for items of which the Operator is out of stock within 7 calendar days.

7     Modifications to spare Parts

      Rolls-Royce shall be entitled to substitute modified spare Parts in place of spare Parts ordered by the Operator hereunder, provided that the said modification has received the approval of the Airworthiness Authority in accordance with the relevant Rolls-Royce Service Bulletin, and shall notify Operator of such substitution prior to delivery. Rolls-Royce shall reimburse Operator for obsolete parts in stock current at the time of delivery of the modified parts and up to the level that is normally required to support Operator's operation, if any.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      Modified spare Parts will be supplied unless the modifications stated in the Service Bulletins are non-mandatory and Operator states in writing to Rolls-Royce within 90 days of the issue of the relevant Service Bulletin that the modification is not required, in which case Operator shall be entitled to receive pre-modified spare Parts on terms to be agreed.

8     Conformance

      All spare Parts, and where necessary Tooling will be assured by Rolls-Royce through the maintenance of procedures, systems and records approved by the Airworthiness Authority. An Authorized Release Certificate will be issued and signed by Rolls-Royce authorized personnel for such purpose.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Exhibit E Schedule 1 - Engine Delivery Schedule and Base Price

                                                                   Base Price
                                                                  each (January
    Description                       Quantity   Delivery Date     US Dollars)
    -----------                       --------   -------------    -------------

1.  spare Engine (without FADEC)          1      March 2002           *
    Transportation Stand incl.                   March 2002           *
    MVP bag

2.  spare Engine (without FADEC)          1      January 2003         *
    Transportation Stand incl.                   January 2003         *
    MVP bag

3.  spare Engine (without FADEC)          1      November 2003        *
    Transportation Stand incl.                   November 2003        *
    MVP bag

4.  spare Engine (without FADEC)          1      September 2004       *
    Transportation Stand incl.                   September 2004       *
    MVP bag

transportation stand * and Moisture & Vapour Protection (MVP) bag *.

**All delivery dates are subject to the delivery of Firm Aircraft by Airframer to Operator, and to the exercise by Operator of all its rights and remedies under its contract with Airframer for the purchase of Aircraft; the general intent is for the first spare Engine to be delivered at approximately the same time as the first Firm Aircraft, for the second spare Engine to be delivered at approximately the same time as the tenth Firm Aircraft, for the third spare Engine to be delivered at approximately the same time as the twentieth Firm Aircraft, and for the fourth spare Engine to be delivered at approximately eight
(8) months from delivery of the last Firm Aircraft.

Rolls-Royce and Operator hereby agree that Operator shall have the option (but not the obligation) to purchase one (1) additional spare Engine from Rolls-Royce for every five (5) Option Aircraft that Operator (in its sole discretion) purchases from Airframer. The Base Price for each such additional spare Engine that Operator chooses to purchase shall be *, subject to escalation pursuant to the formula set forth in Schedule 2 to Exhibit E; the delivery date shall be as mutually agreed upon by the Parties; and any such purchases shall otherwise be governed by the terms of this Agreement.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

Exhibit E Schedule 2 - Escalation


Engine Base Price Escalation Formula

The Price of each of the spare Engines and TSP charges shall be calculated as follows:

PF = BP[0.7(I1/B1) + 0.3(I2/B2)] x 1.005

Where:  PF = Purchase Price / TSP Charge for Calendar Year Y
BP = Engine Base Price / TSP Charge in 2001

I1 = Employment Cost Index SIC Code 3721W, Wages and Salaries for the Industry group "Aircraft manufacturing" as published by the US Department of Labor, Bureau of Labor Statistics (the "Bureau"), under series ID ecu28102i - Averaged for the twelve (12) month period of July of Y-2 through June of Y-1. As the index is published on a quarterly basis in March, June, September and December, the ECI value for the month of March shall be used for the months of January and February; the value for June used for April and May, the value for September used for July and August; and the value for December used for October and November.

B1 = Same index as above, but for the period of July of Y-3 through Y-2.

I2 = Material Index PPI 14, Transportation Equipment - Average index for the twelve (12) month period of July of Y-2 through June of Y-1.

B2 = Same index as above, but for the period of July of Y-3 through Y-2.

     N = The number of years from the year of the initial Engine pricing base year.

     Note: Average index is defined as the sum of the individual monthly values divided by twelve.

The above indices are defined as the most recent firm indices available from the BLS (Bureau of Labor Statistics) in October of year Y-1. In the event that any of the above indices cease to be published or the BLS modifies the basis of calculation, a replacement or alternative index or indices corresponding as nearly as possible to those discontinued or modified shall be selected by Rolls-Royce. In the event that the formula calculation results in a negative value, the increase shall be assumed to be zero.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

EXHIBIT F - FLEET GUARANTEES

PRODUCT ASSURANCE GUARANTEES

Rolls-Royce grants and Operator accepts the following product assurance guarantees listed in this Exhibit F ("Guarantees") in respect of Engines first installed in the Aircraft and Products delivered pursuant to this Agreement:

DEFINITIONS

In addition to those words and phrases defined in the main body of the Agreement, the following words and phrases when used in the Product Assurance Guarantees shall have the meaning and definition set forth below.

"Anniversary Date(s)" means any or all of the anniversary dates from the date of delivery of the first Firm Aircraft to Operator through the Term of Guarantee.

"Period of Calculation" means the relevant period for which a calculation is made under any of the Guarantees detailed in Exhibit F to this Agreement.

"Term of Guarantee" means that period of time commencing with the date of delivery of the first Aircraft to Operator and ending after ten (10) years.

GOVERNING CONDITIONS AND ADMINISTRATION

1. The obligations of Rolls-Royce under the Guarantees are subject to the following Governing Conditions:

      o   compliance by Operator with the material terms of the Warranties;

      o Operator taking delivery of, retaining and maintaining for operational use Products as mutually agreed upon by the Parties; and

      o Subject to the exercise by Operator of its rights and remedies under its contract with Airframer for the purchase of Aircraft, and to any changes in the schedule of delivery of Aircraft under said contract, Operator taking delivery of each Firm Aircraft in accordance with the schedule set out in this Agreement and operating each Firm Aircraft in regular and frequent airline operation;

2. In establishing the Guarantees Rolls-Royce has assumed the Operational Assumptions set out in Exhibit B.

3 If during the term of the Guarantees the actual operation differs significantly from the above assumptions set out in Exhibit B above or the conditions set forth in Clause 1 above or if any other significant operational change occurs including, without limitation, the introduction of any mandatory modifications outside Rolls-Royce's control (other than modifications necessitated by defects in Engines or their components) or significantly inconsistent with Rolls-Royce's reasonable understanding at the time the guarantee levels were established, the Parties may revise, such revision not to be unreasonably withheld by either party, the Guarantees to take into account the effect of such difference.

4 Any credit granted under any of the Guarantees shall be solely used by Operator against 50% of the purchase price of any Rolls-Royce proprietary AE3007 Parts purchased from Rolls-Royce.

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                                                         General Terms Agreement

5 If credits granted under any of the Guarantees are in excess of the amount which would have accrued to Operator under such Product Assurance Guarantee as determined by a single calculation over the entire Term of Guarantee of such Product Assurance Guarantee, such excess shall first be offset against any amounts due to Operator under any of the Guarantees. Any remaining excess shall be promptly refunded to Rolls-Royce by Operator.

6 If Operator is entitled to similar credit pursuant to the terms of more than one Warranty or Product Assurance Guarantee as a result of the same event then Operator shall not be entitled to receive credits pursuant to each Warranty or Product Assurance Guarantee but shall elect to claim credit under the particular Warranty or Product Assurance Guarantee which Operator considers most beneficial.

7 All credits granted to Midwest Express in this Exhibit F are personal to Midwest Express, are non-assignable (except as allowed under Clause 14.4 of the Agreement), and are not convertible to cash.

Operator operates and maintains the Engines in accordance with the Manuals and the reasonable written recommendations of Rolls-Royce (which recommendations shall be given only after consultation with Operator).

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Exhibit F - 1  In-Flight Shutdown Guarantee

1 This guarantee provides cover against Qualified Shutdowns in excess of a cumulative fleet average rate of * per 1,000 Engine Flying Hours ("EFH").

2 At the end of each calendar month during the Term of Guarantee, Operator shall provide Rolls-Royce with (i) a list of all in-flight shutdowns during such calendar month which Operator considers to be Qualified Shutdowns and (ii) such information as Rolls-Royce may require to enable Rolls-Royce to determine which of such in-flight shutdowns are Qualified Shutdowns.

3 At the end of the Term of Guarantee, the Actual Shutdown Rate shall be calculated.

4 If the Actual Shutdown Rate for a Period of Calculation exceeds * per 1,000 EFH, Rolls-Royce's sole obligation will be to grant to Operator a credit note of 10,000 US Dollars for each cumulative excess Qualified Shutdown as compensation less any credits already provided under the In-Flight Shutdown Guarantee.

5 "Qualified Shutdown" means the in-flight shutdown of an Engine during the course of a scheduled revenue flight of the Aircraft by Operator which is determined to have been caused solely by an Engine-caused Failure. Multiple in-flight shutdowns of the same Engine during the same flight leg for the same problem will be counted as one in-flight shutdown. A subsequent in-flight shutdown on a subsequent flight leg for the same problem because corrective action has not been taken shall be excluded.

6 "Actual Shutdown Rate" means the total number of Qualified Shutdowns of all Qualified Equipment during a Period of Calculation multiplied by one thousand (1,000) and divided by the Flight Hours during such period.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

Exhibit F - 2  Fuel Consumption Retention Guarantee

1. This guarantee provides cover against Operator's Engine average cruise fuel consumption increasing by more than * above an established baseline for Qualified Equipment during the first * hours since new, whichever occurs first. For the purposes of this Exhibit F-2 only, this period shall be designated the Term of Guarantee.

2 Following each Engine's entry into service Operator will measure fuel consumption and record the following data for each Qualified Equipment in order to establish a performance baseline (hereinafter referred to as a "Performance Baseline") :

            Engine serial number
            Aircraft Serial Number
            Date
            Time
            Altitude
            Mach Number
            Total Air Temperature (TAT)
            Calibrated Air Speed (CAS)
            Engine Pressure Ratio (EPR)
            Fuel Flow
            Fuel Temperature
            Low Pressure Compressor Rotor Speed (N1)
            High Pressure Compressor Rotor Speed (N2)
            Exhaust Gas Temperature (EGT)
            Bleed Air Configuration
            Anti-Ice Wing
            Anti-Ice Nose
            Vibration

      Annually thereafter Operator will establish an annual performance level (hereinafter referred to as an "Annual Performance Level"). Performance Baseline and Annual Performance results are referred to collectively as Data. Rolls-Royce may be represented on measurement flights. Performance Baselines and Annual Performance Levels shall be expressed as percentage deviations from the Model with performance better than the Model being expressed as a negative percentage and performance worse than the Model as a positive percentage.

3 Instrumentation used in the recording of Data will be within calibration. If upon review of Data by both Parties and any necessary checking of instrumentation, in the reasonable judgment of the Parties the calibration of such instrumentation appears to be out of date or inadequate, Operator will re-calibrate the instrumentation. Rolls-Royce may require the correction of Data or re-establishment of Data hereunder.

4 The fleet average Performance Baseline shall be calculated at each Anniversary Date as the average of the Performance Baselines established pursuant to Clause 2 hereof and in existence at that Anniversary Date. If the fleet average specific fuel consumption for Engines as demonstrated on new production pass-off tests is better than the new engine test bed specific fuel consumption acceptance limit stated in the Specification, then for the purposes of this guarantee, the fleet average Performance Baseline shall be changed in a positive direction by the same amount.

5 The fleet average Annual Performance Level at each Anniversary Date shall be calculated as the average of the Annual Performance Levels at that Anniversary Date as established pursuant to Clause 2 hereof.

6 If at the second or subsequent Anniversary Date during the Term of Guarantee the Weighted Average Deterioration (as defined by the term "WDi" in Clause 6 below) as a percentage exceeds

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                                         General Terms Agreement

      3.00%, and to the extent that such fuel consumption deterioration is attributable to an Engine deficiency, then Rolls-Royce's sole obligation shall be to compensate Operator by credit note for such excess fuel consumption deterioration for the period up to the Anniversary Date for which the Weighted Average Deterioration is being calculated. In addition, if Rolls-Royce elects to remove an engine exclusively for exceeding the guaranteed fuel consumption level, then Rolls-Royce shall provide Operator with a parts and labor credit for the restoration of the Engine's performance equal to 100% up to * hours decreasing pro-rata to zero at
      * flight hours.

      Reimbursement due to Operator hereunder shall be calculated for a given Anniversary Date (i) pursuant to the following formula:

      S  = R  - R
       n    n    n-1

      (For the purposes of such formula, negative values of Rn-1 shall have a value of zero.)

      Where

      Sn = the amount of reimbursement in US Dollars to be granted to Operator for Anniversary Date n (for positive values of Sn only).

      Rn-1 = the total value of credit paid to Operator under this guarantee in respect of the period from the commencement of the Term of Guarantee up to the Anniversary Date immediately prior to the said Anniversary Date (n).

      Rn = the total value of credit due to Operator from the commencement of the Term of Guarantee up to the said Anniversary Date (n), calculated in accordance with the following formula:

              (WD  - GD)
                 n
         R  = ---------- x (G x H x WC )
          n      100                  n

      Where:

      WDn means the cumulative average fuel consumption deterioration of the Qualified Equipment from the start of the Term of Guarantee up to the said Anniversary Date (n), calculated in accordance with the following formula:

               n
               E (D x H )
                   i   i
              i=1
         WD = -----------
           n       H

              (FD    + FD )
                 i-1     i
         D  = ----------- - F
          i       2


      Where:

      F = the fleet average Annual Performance Baseline calculated pursuant to Clause 4 of this Guarantee.

      FDi= the Annual Performance Baseline calculated pursuant to Clause 4 of this Guarantee at Anniversary Date (i).

      FDi-1 = the Annual Performance Baseline calculated pursuant to Clause 4 of this Guarantee at the Anniversary Date immediately preceding the Anniversary Date (i-1).

      Hi = the total of all Qualified Engine Flight Hours by Operator as logged during the period between the Anniversary Dates relating to FDi-1 and FDi.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      H = the total of all Engine Flight Hours by Operator as logged on all Qualified Equipment from the start of the Term of Guarantee up to the said Anniversary Date n.

      GD = the guaranteed level allowable pursuant to Clause 5 hereof.

      WCn = the weighted average cost of fuel in US dollars from the start of the Term of Guarantee up to the said Anniversary Date (n), calculated in accordance with the following formula:

               n
               E (C x H )
                   i   i
              i=1
         WC = -----------
           n       H

      Where:

      Ci = the average cost to Operator of aviation fuel (after deduction of any subsidies or Government or other allowances received by Operator, and excluding, without limitation, pumping fees, taxes and fuel surcharges) consumed by Operator's Qualified Equipment during the period specified in the definition of Hi above in US dollars per US gallon and calculated by dividing the total amount actually paid during such period Hi by the number of US gallons of fuel so purchased.

      G = the block mission fuel burn expressed in US gallons per engine flight hour for the Typical Mission calculated using the Performance Document.

7. If at the third or subsequent Anniversary Date during the Term of Guarantee the value of Sn is negative then Operator shall refund to Rolls-Royce an amount equal to the value of Rn-1 - Rn. If the value of Rn is zero or negative, Operator shall refund an amount equal to Rn-1. To calculate Si at the following Anniversary Date the Value of Rn-1 is set to zero.

8. Any liability under this guarantee will continue until such time as Rolls-Royce may elect to make fuel improvement modifications available. If such modifications have not been incorporated into the Engines at delivery, then to the extent that any Rolls-Royce charge for such modification parts is in excess of parts charges which Operator would otherwise have incurred, such excess will be offset by credit notes issued by Rolls-Royce.

9     Intentionally left blank.

10 "Model" means the Rolls-Royce datum Engine model as may be amended from time to time.

11 "Typical Mission" means the standard aircraft mission agreed between the parties from time to time on a block hour basis (including taxi time) to be reasonably representative of Operator's average operation of the Aircraft in terms of those flight parameters affecting fuel burn including but not limited to range, payload, flight profile, climatic conditions and take off derate. The parties shall change the Typical Mission if either can reasonably demonstrate to the other that a material change has occurred in any of such parameters.

12 "Performance Document" means the Embraer performance document for the Engine powered ERJ aircraft.

13 If, after the date of signature of this Agreement, modifications are required to be made to Engines as a result of Airworthiness Authority's requirements and such modifications have the effect of increasing fuel consumption, Rolls-Royce may (unless the modifications are necessitated by a defect in the Engines) require that within 30 (thirty) days after incorporation of any such modification the initial performance baseline for each Qualified Engine in which any such modification is incorporated shall be adjusted to take into account the effect of such modification. The average of such new performance baselines for all such Qualified Equipment shall thereafter constitute the fleet average Performance Baseline and shall thereafter be used to determine any liability of Rolls-Royce under this Guarantee. However, if further modifications are introduced

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      which alleviate the effect of the original modifications then Operator may require that within 30 (thirty) days after incorporation of any such modification a further revised performance baseline for each Qualified Engine in which any such modification is incorporated shall be established. The average of such new performance baselines for all such Qualified Equipment shall thereafter constitute the fleet average Performance Baseline and shall thereafter be used to determine any liability of Rolls-Royce under this Guarantee.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Exhibit F - 3  *

1.    *

2.    *

3.    *


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Exhibit F - 4  Shop Visit Rate (SVR) Guarantee

      (THIS GUARANTEE ONLY APPLIES IF TSP IS NOT SELECTED)

1 If Operator's Qualified Engine SVR exceeds * per 1000 Flight Hours on a cumulative fleet average basis during the first ten years from delivery of the first Aircraft Rolls-Royce shall provide a credit note of US$5,000 per excess event. Such credit note shall be useable against 50% of the price of Rolls-Royce invoiced goods and services.

2 Qualified Engine shop visits will be counted under the SVR Guarantee if the shop visit meets any of the following criteria:

2.1 The shop visit was necessary to correct an Engine-caused Failure. Shop visits for corrective action that could have been performed on-wing, but was performed in the shop for convenience, do not qualify.

2.2 The shop visit was necessary to comply with an Airworthiness Directive issued by FAA or recommendations contained in mandatory compliance Service Bulletins requiring compliance within a specified number of Flight Hours or Flight Cycles.

2.3 The shop visit was necessary to comply with the Manuals or Rolls-Royce's written recommendation to perform scheduled maintenance which requires an Engine shop visit at scheduled intervals.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Exhibit F - 5     Shop Maintenance Cost Guarantee

      (THIS GUARANTEE ONLY APPLIES IF TSP IS NOT SELECTED)

1 This guarantee provides cover against Workshop Maintenance Cost in excess of a cumulative rate of * per EFH at 2001levels

2 Within ninety (90) days of each Anniversary Date, Operator shall submit to Rolls-Royce a report, both written and, where possible, in machine readable form, in respect of the preceding year, setting forth the following data and information with respect to Engine shop visits:

      o the serial number of Engines in the possession of Operator at the Anniversary Date and a listing of all shop visits during such Period,

      o for each shop visit, fully itemized details of the associated Replacement Parts Cost, including Part number, price paid and all warranty allowances whatsoever and whomsoever provided,

      o the Labor Cost for the Period, including, where possible, for each separate item of Labor Cost, the Engine event date and the number of direct workshop labor hours, and all warranty allowances whatsoever and whomsoever provided, and

      o   the total Flight Hours during the Period.

      Failure to submit such report within the prescribed time and in a form and context acceptable to Rolls-Royce shall give to Rolls-Royce the right exercisable on giving written notice to Operator to terminate Rolls-Royce's obligations under this Guarantee unless Operator rectifies such failure within thirty (30) days of such notice.

3 Within 180 days of each Anniversary Date, and subject to receipt of the data as specified in 2 above, Rolls-Royce shall verify the actual Replacement Parts Cost and Labor Cost.

4 Rolls-Royce agrees that within 180 days after each Anniversary date to credit Operator 75% of any excess cost as calculated as follows:

      C = (Mn + Ln) - GCn x F x 0.75

      where:

      C = Credit Due

      where:

      Mn = The total of all items of Replacement Parts Cost, from the start of the Term of Guarantee to the th Anniversary Date, netted in accordance with Clause 2 above, and then adjusted to base year level by dividing by factor F, calculated for such Period as described in Schedule 1 of this Guarantee.

      Ln = the total of all items of Labour Cost, from the start of the Term of Guarantee to the th Anniversary Date, netted in accordance with Clause 2 above.

      GCn = The Guaranteed Cost from the start of the Term of Guarantee to the nth Anniversary Date.

      F = The factor for maintenance cost adjustment for the Term of Guarantee as follows:

          (100 + P)
      F = ---------
             100

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

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                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      where P is the cumulative effect in percentage terms of the spare parts price changes implemented by Rolls-Royce for the AE3007 spare parts as announced from time to time from 2001 to the last month of the period for which the costs are being adjusted.

5 "Guaranteed Cost" shall be the rate set out in Clause 1 above multiplied by the Engine Flight Hours from the commencement of the Term of Guarantee.

5     "Part(s)" means any of Part excluding Life Limited Parts.

7. "Replacement Part" means any new Part incorporated into an Engine at a shop visit during the Term of Guarantee to replace a scrapped Part which shop visit and Part replacement is required solely:

      o   as a result of Engine-caused Failure or Resultant Damage; or

      o as a result of normal fair wear and tear beyond Rolls-Royce Manual limits; or

      o as a result of the introduction of a mandatory service bulletin or an Airworthiness Authorities directive; or

      o as a result of Rolls-Royce's written recommendation to perform scheduled maintenance which requires an Engine shop visit at scheduled intervals, and

      For the purpose of this guarantee, a part shall be deemed to be required to be scrapped if the cost of Reworking such Part exceeds seventy five percent (75%) of the then current price of such Part.

8 "Replacement Parts Cost" means the price actually paid or payable solely for Replacement Parts to Rolls-Royce or to Rolls-Royce approved vendors which shall not exceed the then applicable commercial list price for such Part.

9 "Labor Cost" means the direct workshop labor hours expended by Operator or Operator's maintenance provider in teardown, inspection, cleaning, processing, Reworking (including any subcontracted Agreement), modifying (such Rework and modification costs not to exceed 75% of the price of the equivalent Replacement Part), rebuilding and/or testing Engines or Parts in accordance with the Manuals as recorded in accordance with a man-hour recording system acceptable to Rolls-Royce, which direct workshop labor hours expended shall be subject to audit and verification by Rolls-Royce and multiplied by Operator's or Operator's maintenance provider's Warranty Labor Rate at 2001 level. Operator's direct man-hours shall not include time logged for overhead costs including but not limited to time spent on updating bulletins and manuals, training, technical investigations and component movement.

10. Where Rolls-Royce recommends that Operator removes a part or Engine to avert what is, in Rolls-Royce's view, a likely failure and Operator declines to remove such item at its first convenient opportunity the Replacement Parts Cost arising from any resulting failure including Replacement Parts Costs incurred as a result of Resultant Damage shall not be eligible under this Agreement.

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                                                         General Terms Agreement

Exhibit F - 6  ITT Guarantee

1 Each new Engine shall maintain normal takeoff thrust without exceeding its certified maximum indicated turbine temperature (ITT) limit during the first * Flight Hours or * from each Engine's delivery, whichever first occurs.

2 When an Engine is removed exclusively for exceeding the certified maximum ITT limit during the Guarantee period, Rolls-Royce will provide the following parts credit allowance and labor allowance for the restoration of the Engine's performance:

2.1   100% from new to * Flight Hours, and

2.2   Decreasing pro rata from 100% at * Flight Hours to zero percent (0%) at
      * Flight Hours.

3 As an alternative to the above allowances, Rolls-Royce may, at its option, arrange to have the removed Engine restored as appropriate at an Authorized Facility designated by Rolls-Royce:

3.1   At no charge for the first * Flight Hours, and

3.2 At a charge increasing pro rata from zero percent (0%) of Rolls-Royce's reasonable costs at * Flight Hours to 100% of such Rolls-Royce's repair costs at * Flight Hours.

4 Before rejecting the engine and sending it to Rolls-Royce, Operator shall perform appropriate on-wing trouble-shooting. If necessary, Rolls-Royce reserves the right to have an incoming performance test of the Engine conducted at an Authorized Facility to be performed on the Engine in the condition received without any additional procedures by Rolls-Royce or its Authorized Facilities other than borescoping. If the Engine is found to be within the Guarantee limits and can reasonably be expected to perform within limits for the remaining term of the Guarantee, the cost of testing and/or technical analyses of such claim shall be at Operator's expense.

5 If an Engine experiences a Module replacement before Engine removal, this Guarantee will apply until the highest time Module reaches * Flight
      Hours time since new. This Guarantee covers performance deterioration due to Failure. All other shop repair work, which is not related to performance restoration, is Operator's responsibility unless otherwise set forth in this Agreement.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Exhibit G - TOTAL SUPPORT PACKAGE

1.    Definitions

      In addition to those words and phrases contained in the main body of the Agreement, the following words and phrases when in this Total Support Package shall have the meaning and definition set forth below.

      "Additional Services" means (i) the Rework of Non-Qualified Events in accordance with the EMP or (ii) the incorporation of any optional performance improvement modifications which Rolls-Royce may offer to Operator from time to time.

      "Authorized Facility" means a Rolls-Royce approved Rework station as may be specified by Rolls-Royce to Operator from time to time and which is certified by the Airworthiness Authorities for the Rework of Engines, Modules and Parts.

      "Covered Services" means the Rework at an Authorized Facility (including the provision of Parts) necessary to return Qualified Equipment suffering Qualified Events to a serviceable condition in accordance with the applicable Manuals and the EMP and which cannot be accomplished by timely Line Maintenance.

      "Line Maintenance" means any work required to be carried out on an Engine in accordance with the Manuals and which Operator may accomplish without returning such Engine to an Authorized Facility. Line Maintenance includes, without limitation, the provision, rework or replacement of Parts and the provision of labor in the course of work as mentioned in the preceding sentence.

      "Line Replaceable Unit (LRU)" means those Parts listed in Schedule F of Exhibit G hereto.

      "Line Replaceable Part (LRP)" means all Rolls-Royce supplied line replaceable external engine hardware (including LRU's) on the Engine having suffered Qualifying Events with the following exceptions:

      o Any line replaceable internal engine components damaged by FOD or erosion (e.g. fan blades, spinner, fan bypass vanes, fan case, etc.)

      o All life limited parts (LLP's), including those LLP's which are line replaceable.

      o All industry standard "common-consumable" external parts without Rolls-Royce part number (e.g. nuts, bolts, o-rings, gaskets, etc.) RRC

      "Non-Qualified Event" means the removal of any Engine, Module or Part which requires a shop visit and which is not a Qualified Event, including without limitation, such a removal caused by FOD or events which are found by the Authorized Facility not to be Qualified Events or to be within the applicable limits set forth in the Manual, including but not limited to, "no fault found", accidents, improper maintenance, misuse or improper transportation, storage or handling.

      "Period of Cover" means the period of time commencing upon delivery of the first Aircraft to Operator and ending either (i.) ten (10) years thereafter; provided, however, that Operator may at its option, and with a notice period of one year prior to the end of the ten-year period, extend the Period of Cover to five (5) additional years, or (ii.) fifteen (15) years thereafter. The Charges that apply to those options are described in Clause 7 below.

      "Qualified Equipment" means any installed or spare Engine (including all Modules and Parts thereof or incorporated therein except OPTION LRU' s and/or Life Limited Parts) which was

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      acquired by Operator from Rolls-Royce or the Airframer or channels specifically approved by Rolls-Royce.

      "Qualified Event" means the removal of an item of Qualified Equipment which is unserviceable as a result of any one or more of the following:

      o Normal wear and tear or performance deterioration beyond appropriate Manual limits which requires restoration following appropriate on-wing troubleshooting and Line Maintenance; or

      o Airworthiness Directives or Mandatory Service Bulletins; or at Rolls-Royce's written recommendation; or

      o Time expiry of a Life Limited Part (OPTION: only if LLP option is selected); or

      o Failure (as defined in Clause 1 of the Agreement) of a Part, and which requires a shop visit at an Authorized Facility to return such item to a serviceable condition.

      "Replacement Parts" shall mean any serviceable Part incorporated in an Engine in the course of Covered Services or Additional Services pursuant to this Total Support Package.

2.    Scope

      This Exhibit records that Operator has agreed to participate in Rolls-Royce's Total Care Program, whereby Rolls-Royce provides Rework and maintenance support for Qualified Equipment used by Operator in the operation of its Aircraft, and in accordance with the terms hereof.

3.    Provision of Services and Exclusivity

      During the Term of this Agreement, Rolls-Royce will provide Engine off-wing Covered Services and Additional Services to Operator on the terms and conditions contained herein.

      In consideration of the mutual agreements contained herein, Operator hereby grants to Rolls-Royce exclusivity in respect of the accomplishment of any Rework of any item of Products which becomes unserviceable during the Period of Cover.

4     Rolls-Royce's Undertakings

4.1   Provision of Services

      Rolls-Royce shall arrange for the prompt provision of Covered Services and Additional Services to be undertaken at an Authorized Facility during the Period of Cover.

4.2   Records

      Rolls-Royce will require the Authorized Facility to maintain records of Covered Services and Additional Services undertaken in accordance with Operator's Airworthiness Authority's requirements, and to provide Operator with access to review such records at all reasonable times and from time to time.

4.3   Re-delivery and Acceptance

      4.3.1 Following Covered Services and any Additional Services Rolls-Royce will redeliver Engines (in a Dressed Engine configuration) to Operator ex-works (Incoterms 2000) the Authorized Facility. Notwithstanding anything to the contrary herein, however, Operator shall only be responsible for return transportation costs in an amount equal to the transportation expenses Operator would have incurred in shipping the Engine from an Authorized Facility in the United States to Operator's facilities in Milwaukee. Rolls-Royce

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

               shall be responsible for any return transportation expenses in excess of this amount. To the extent necessary, Rolls-Royce shall be responsible for clearing Engines through customs.

      4.3.2 Rolls-Royce will require the Authorized Facility to maintain records of Rework undertaken in accordance with Operator's Airworthiness Authority's requirements and deliver such documentation as is reasonably required by Operator.

      4.3.3 Operator will be deemed to have accepted Rework undertaken on Qualified Equipment upon the issuance of a properly authorized JAA or FAA release note or other approval certificate by Rolls-Royce or Authorized Facility (as applicable).

4.4   Spare Engine Support

      When Operator has purchased and taken delivery of the Rolls-Royce's recommended level of spare Engines, then

      4.4.1 If Operator's total quantity of available serviceable spare Engines falls to one (1) as a direct and sole result of Qualified Events, then Rolls-Royce use all reasonable efforts to expedite the Rework of an Engine by the Authorized Facility; and further

      4.4.2 If Operator's total quantity of available serviceable spare Engines is zero (0) as a direct and sole result of Qualified Events, then in addition to expediting Rework of Engines, Rolls-Royce will use all reasonable efforts to identify a non-exclusive lease engine which could be made available to Operator until such time as the level of spare Engine support increases to one (1) or more.

      4.4.3 If Operator and Rolls-Royce agree that Operator will imminently declare an Aircraft on ground, as defined in World Airline Glossary (WATOG), or Operator agree with Rolls-Royce that a scheduled Engine removal in accordance with the requirements of the EMP or predictive trending results is required, then a non-exclusive lease engine shall, within 24 hours of such agreement, be made available to Operator under the terms of the Lease Agreement. The daily rental charges under the Lease Agreement will be waived until the seventh (7th) calendar day after the level of serviceable spare Engine support increases to one (1) or more. Operator will remain responsible for the Flight Hour and Flight Cycle charges under the Lease Agreement, except that the Flight Hour charge will be reduced to the Flight Hour charge as provided in Clause 7.1 of this Total Support Package, and, to the extent Operator has selected the LLP coverage under the Total Support Package, the Flight Cycle charge will be reduced to the Flight Cycle charge as provided in Clause 7.1 of this Total Support Package. Operator shall substitute the first available Reworked Engine for the Rolls-Royce furnished non-exclusive lease engine as soon as possible and return the lease engine to Rolls-Royce (but in no event more than ten (10) calendar days) after receipt of such Reworked Engine.

      4.4.4 If Operator has requested Additional Services (which in the reasonable opinion of Rolls-Royce will cause an AOG) or if Rolls-Royce or its Authorized Facility is prevented from undertaking Rework or redelivering any Qualified Equipment by reason of failure by Operator to comply with its obligations under this Total Support Package, Rolls-Royce's liability with respect to Clause 4.4.3 shall be suspended for a period equal to the period during which the Rework or redelivery, as the case may be, shall have been so prevented, and Rolls-Royce shall be under no liability whatsoever in respect of such delay. The Parties shall promptly notify each other in writing of the reasons of any such delay, part performance and the likely duration of the delay.

      4.4.5    If Rolls-Royce is unable to meet its obligations under Clause
               4.4.3 above for reason other than as contemplated in Clause 4.4.4 above, Rolls-Royce's sole liability to Operator shall be to reimburse Operator its reasonable and substantiated daily usage costs paid to a

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

               third party by Operator or, should no other engine be available, a liquidated damage of 120% of the then current Rolls-Royce daily rental charge for and Engine as per the Leasing Agreement until either Rolls-Royce makes a lease engine available to Operator or redelivers a Reworked Engine to Operator. Rolls-Royce and Operator acknowledge that the liquidated damages calculated as set forth above are reasonable damages in light of the anticipated harm that will be caused by Rolls-Royce's failure to meet its obligations, the difficulties of proof of loss, and the inconvenience or nonfeasibility of Operator's otherwise obtaining an adequate remedy. Any such liquidated damages shall be payable by Rolls-Royce to Operator upon demand; provided that Operator may, at its option, apply the amount of said liquidated damages as a credit against the purchase price of Products or Services, and/or to the charges identified in Clause 7.1 below.

4.5   Loss or Damage

      4.5.1 If any Qualified Equipment delivered to Rolls-Royce or Authorized Facility is lost, destroyed or damaged during the time between such delivery and return to Operator then Rolls-Royce will, promptly and at its sole discretion, either:

               4.5.1.1   Rework such damage free of charge, or

               4.5.1.2 provide Operator a credit note to the value of the item as mutually agreed upon, taking into account age, usage and condition, not to exceed the original price of the item; or

               4.5.2.3   provide a replacement of equal value and use.

4.6   Suspended Warranty

      4.6.1 In respect of all Replacement Parts incorporated by Rolls-Royce, the Warranties granted by Rolls-Royce as set out in Exhibit C shall apply subject to all the provisions contained therein.

      4.6.2 During the Period of Cover Operator shall not be entitled to receive any benefit whatsoever whether by way of Rework, replacement parts cost allowance, labour charges or otherwise under the Warranties as set out in Exhibit C in relation to any rework of Qualified Equipment which are covered by this Exhibit; but save as expressly provided herein the Warranties shall remain in full force and effect.

5.    Operator's Undertakings

5.1   Operation and Line Maintenance

      5.1.1 Operator shall operate and maintain Qualified Equipment in accordance with the Manuals including the water washing of Engines (unless prohibited by EPA regulations) and the performance of all reasonable Rolls-Royce recommended Engine troubleshooting procedures that are conveyed in writing to Operator to extend the on-Aircraft life of Engines.

      5.1.2 Operator shall, at its own expense, perform all scheduled and unscheduled Line Maintenance on Engines as may be required pursuant to the Manuals and the requirements of the EMP, and any mutually agreed recommendations of Rolls-Royce which may from time to time be notified to Operator in writing.

      5.1.3 Operator shall comply with the requirements and recommendations of Rolls-Royce with respect to the introduction of mandatory Service Bulletin's, Airworthiness Directives or Service Bulletins at Rolls-Royce written recommendation, as stated in the EMP at Rolls-Royce's expense, unless the purpose of such Service Bulletins is improved fuel efficiency

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

               or other economic value to Operator. If the aircraft is in service, Rolls-Royce shall either perform the Service Bulletin on behalf of Operator or provide sufficient training for Operator to perform the Service Bulletin itself.

      5.1.4 Operator shall, in accordance with normal airline operating procedures, provide an adequate level of training for line station personnel and shall ensure that such line station personnel receive initial and follow up training from time to time on Engine maintenance troubleshooting techniques.

      5.1.5 Operator shall, at its own expense, acquire and maintain during the Period of Cover Engine stands and other support equipment sufficient (as mutually agreed by the Parties) to support its operation and maintenance of the Qualified Equipment.

5.2   Preparation, Transport and Shipment of Qualified Equipment

      5.2.1 If any Qualified Equipment requires removal due to a Qualified Event, Operator shall promptly deliver such Qualified Equipment to the Authorized Facility in accordance with the provisions of this Clause 5.2.

      5.2.2 Operator shall be responsible at its expense for performing the removal of all Qualified Equipment from Aircraft, the configuration of Engines to a Engine standard (as defined in the Specification in Exhibit H), the subsequent preparation of redelivered Qualified Equipment for installation, the installation of Qualified Equipment on Aircraft, the preparation of Qualified Equipment for transport and for the provision of appropriate transportation equipment.

      5.2.3 Operator shall deliver Qualified Equipment DDP (Incoterms 2000) accompanied, where appropriate, by an up to date Engine Log Book to the Authorized Facility. Notwithstanding anything to the contrary herein, however, Operator shall not be liable for any transportation expenses related to the delivery of Qualified Equipment to an Authorized Facility above the amount it would have cost Operator to transport the Qualified Equipment to an Authorized Facility in the North America. Rolls-Royce shall be responsible for any transportation expenses in excess of this amount, and (if applicable) for clearing Qualified Equipment through Customs. Operator shall comply with the relevant paragraphs of the Rolls-Royce maintenance manual in respect of the shipping and storage of Qualified Equipment and/or Parts.

5.3   Records and Reporting

      5.3.1 Operator shall maintain such airworthiness certificates, licenses, log books, flight manuals, records and other data pertaining to Engines including Engine accessories and the operation and maintenance thereof as required by law, and shall permit Rolls-Royce or its authorized representative to inspect such records and data during normal business hours upon reasonable advance notice.

      5.3.2 Operator shall maintain full and up to date records of Engine operation, Engine Flight Hours and cycles flown and shall permit Rolls-Royce or its authorized representative to inspect such records during normal business hours upon reasonable advance notice.

      5.3.3 Within seven (7) days after the end of each calendar month or part calendar month during the Period of Cover Operator shall submit to Rolls-Royce a certified statement including:

               Engine cumulative Flight Hours (CFH) and Flight Cycles (CFC), and Flight Hours and Flight Cycles operated for the monthly period reporting (MFH and MFC respectively), using the Operating Report form (Schedule C) to this Exhibit).

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      5.3.4 Rolls-Royce will arrange for Data Systems and Solutions ("DS&S"), a joint venture of Rolls-Royce and SAIC, to provide a comprehensive Engine health monitoring service to Operator during the Period of Cover. Such service will include, without limitation, daily notification of significant alerts and weekly reports of Engine condition to assist Operator in planning its Engine maintenance activity and provide the data necessary to manage Operator's fleet performance on-condition most effectively.

               DS&S require the following electronic data from Operator:

               For every flight the following parameters to be accurately and consistently recorded for both engines at stabilized cruise conditions.

               Date, Flight no, EPR, N1, N2, TGT, Fuel Flow Oil Pressure, Oil Temperature, N1 Vibration, N2 Vibration, Altitude, Mach, IAS, Total Air Temperature

               This data needs to be sent to DS&S within three days of recording, such that if an engine develops a problem, Rolls-Royce has a chance to respond before it develops into an unplanned event, or engine removal.

               Oil Consumption

               Operator is expected to monitor oil consumption (Oil uplift versus flight hours) and report any exceedances or significant deviations to Rolls-Royce.

               Format of data received by DS&S.

               Operator shall provide the data in COMPASS compliant electronic format - ASCII text format. If the data entry method is manual, then DS&S can provide a data-entry spreadsheet tool for this purpose and this can be formatted to suit Operator.

6     Rework procedures

6.1   Replacement of Parts

      Rolls-Royce reserves the right, at its sole discretion, to fit any new or used serviceable Replacement Parts in the course of Covered Services and Additional Services, providing such parts meet the requirements of the EMP.

      In the event that any Engine received by Rolls-Royce from Operator is not complete, or has missing or non-OEM parts, then Rolls-Royce reserves the right to replace such parts and will charge Operator as specified in Clause 7.3 below.

6.2   Title

      6.2.1 Title to and risk of loss of or damage to any Parts replaced under this Exhibit, whether scrap or reworkable, shall pass to Rolls-Royce upon removal from Qualified Equipment for Rolls-Royce's disposal. A Part shall be considered to be scrap when such Part in the opinion of Rolls-Royce is beyond economic Rework, or when such part requires replacement in accordance with rejection criteria as set out in the Manuals.

      6.2.2 Any Replacement Parts incorporated in the course of Rework pursuant to this Exhibit shall be deemed to have been sold to Operator and title to and risk of loss of and damage to such Replacement Parts shall pass to Operator upon redelivery of Qualified Equipment to Operator pursuant to Clause 4.3.1 of this Exhibit.

      6.2.3 Operator and Rolls-Royce each represent and warrant to the other that each will accomplish the transfer to the other of the full legal title to any equipment exchanged

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

               under Clauses 6.2.1 and 6.2.2 above, free and clear of all charges, liens and encumbrances. Operator warrants that it will obtain the authorization of the owner of such equipment (if Operator is not the owner), to effect such exchanges of title. Operator shall not without the prior written consent of Rolls-Royce enter into any arrangement or agreement which might prejudice or impair its ability to perform its obligations under this Clause 6.2. Operator and Rolls-Royce shall each take all necessary steps to secure the release with respect to any charges, liens and encumbrances with respect to any such equipment exchanged. Each party shall indemnify the other party for its failure to comply with this Clause 6.2.

7     Charges

7.1   Charges for Covered Services

      During the Period of Cover, the charges payable by Operator to Rolls-Royce in respect of Covered Services shall be calculated by multiplying the Flight Hours for each Engine during each month by the following charges (in United States Dollars).

      7.1.1    Shop Visit Coverage

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------

      As an alternative payment plan, Rolls-Royce offers the following stepped Charges. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft which of the two options Operator wishes to elect.

      Based on an annual utilization of 3,000 EFH and a Stage Length of 1.1 EFH.

      Years 1-2:        *
      Years 3-5:        *
      Years 6-10:       *

      Rolls-Royce offers to extend the term of the Total Support Package to 15 years. Based on an annual utilization of 3,000 EFH and a Stage Length of
      1.1 EFH the Charge for years 11-15 would be *. Operator shall inform Rolls-Royce no later than twelve (12) months prior to the end of the ten-year term whether Operator wishes to extend the term of the Total Support Package to 15 years.

      Firm and Option Aircraft:

      Should Operator take delivery of any Option Aircraft, then upon Operator's request, Rolls-Royce will cover such Option Aircraft under the Total Support Package. Based on an Option Aircraft delivery schedule of 1 (one) aircraft every 2 (two) months starting in July 2005, the following charges would apply:

      15-Years Flat Charge, 30 Aircraft fleet:    from EIS of the first Aircraft
        *
      15-Years Flat Charge, 40 Aircraft fleet:    from EIS of the first Aircraft
        *

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement
      7.1.2    Life Limited Parts

               This service is offered to Operator as an optional coverage and additional to the Shop Visit Coverage above. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft whether Operator wishes to select this option.

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------

      7.1.3    LRP Support

               This service is offered to Operator as an optional coverage and additional to the Shop Visit Coverage above. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft whether Operator wishes to select this option.

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------

      7.1.4    Transportation

               This service is offered to Operator as an optional coverage and additional to the Shop Visit Coverage above and covers the round-trip transportation of Engines for Rework to and from the Authorized Facilities. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft whether Operator wishes to select this option.

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------
                  (Assumption: Main Base Milwaukee)

      7.1.5    Foreign Object Damage

               This service is offered to Operator as an optional coverage and additional to the Shop Visit Coverage and covers the removal of Engines for Rework due to the non-negligent ingestion of ice, birds, hailstones or runway gravel. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft whether Operator wishes to select this option.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------

      7.1.6    Spare Engine Support

               As an alternative to purchasing the recommended level of spare Engines as detailed in Exhibit E above, Operator may elect to obtain spare Engine support through Rolls-Royce's pool of spare Engines.

               When Operator and Rolls-Royce agree that there is a requirement for a spare Engine, such as scheduling an engine off-wing due to deterioration or Operator experiencing an AOG (provided it is as a result of a Qualified Event), Rolls-Royce will provide Operator with a lease engine within 24 hours.

               This service covers the any applicable return conditions for spare Engines. Operator shall inform Rolls-Royce no later than three (3) months prior to entry-into-service of the first Aircraft whether Operator wishes to select this option.

                                     ------------------------------------------
      10-Year term, Firm Aircraft         Annual Utilization (FH per Year)
      -------------------------------------------------------------------------
       Mission Length (FH/Cycle)      2,400    2,600    2,800    3,000    3,200
      -------------------------------------------------------------------------
                 0.80                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.00                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.10                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.20                   *        *        *        *        *
      -------------------------------------------------------------------------
                 1.40                   *        *        *        *        *
      -------------------------------------------------------------------------

      7.1.7 The charges referred to in Clauses 4.4 and 7.1.1 to 7.1.6 are in January 2001 economic conditions, and are subject to escalation in accordance with Exhibit E Schedule 2 of this Agreement.

7.2   Adjustment of Charges

      The above pricing has been calculated based on certain understandings as set out in Clause 5.1 above and the assumptions as specified in Exhibit B to this Agreement. The Parties shall review the validity of these assumptions no earlier than one year after the effective date of this agreement. If Operator's operation of the Aircraft and Engines is at any time during the Period of Cover materially different from these understandings and assumptions, then the Parties by mutual agreement shall make adjustments on a going-forward basis as set out below to the pricing contained in Clause 7.1 to reasonably reflect the effect of such different operation on the cost to Rolls-Royce of providing the services specified herein. In connection with any agreement by the Parties to implement a new hourly rate due to a change in the assumptions, the Parties shall also agree to a date, corresponding to the date that the original assumption became invalid, that the new rate shall be effective. To the extent that the retroactive application of the new rate creates an overage or shortage in payments due to Rolls-Royce, then the Parties shall mutually agree upon a schedule to offset the overage or shortage commencing no later than three months after the overage or shortage is identified. The overage or shortage may be reimbursed in one lump sum or over time, but in no event shall the duration for reimbursement exceed two years.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

7.3   Charges for Additional Services

      Rolls-Royce shall invoice Operator, and Operator shall pay, for all Additional Services and any and all Parts incorporated in accordance with, and the then current applicable Authorized Facility's commercial rates for labor, subcontract charges, handling fees and test facility, fuel and oil fees.

8     Payment

8.1 During the Period of Cover, Rolls-Royce shall invoice Operator for charges established under Clauses 7.1 on a monthly basis based upon information for the previous month provided by Operator through the Operating Report form (Schedule C to this Exhibit). Within five (5) business days of the date of invoice (such invoice to be faxed to the fax number set out in Clause 14.3 above), Operator will pay for such invoice. Should Operator not provide an Operating Report within the schedule set out above, then Rolls-Royce may send Operator a monthly invoice based on the hours and cycles flown in the preceding month.

8.2 Payment by Operator of any amounts due in accordance with Clause 7.3 above shall be made within thirty (30) calendar days after the later of (a) Rolls-Royce's date of invoice, or (b) redelivery to Operator of any item of Products following the Rework of such item of Products.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Schedule A To Exhibit G (Total Support Package)

Engine Serial Numbers

To be amended

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Schedule B to Exhibit G (Total Support Package)

NOT APPLICABLE

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


Schedule C to Exhibit G (Total Support Package)


Operating Report


Operating Report for the month of _____________, ______

Engine Serial Number       TSN      CSN     MFH      MFC


AE12345                  10,000    8,000    200       50

                                                    ______    ______
Monthly Total

% of Flight Cycles using of ATO/1 during month:                          XX%
OR
Average Derate achieved During Month:                                    XX%

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Schedule D to Exhibit G (Total Support Package)

Adjustment of Charges

The rates contained in this agreement are predicated upon use of the AT/O-1 take off rating for 85% of all take offs. To the extent Operator's usage of the AT/O-1 power setting varies from this assumption, the rates contained in this Agreement shall be revised, either up or down, in accordance with the following table:

--------------------------------------------------------------------------------
Percent of Flights            Percent of Flights            Rate Adjustment for
Using AT/0-1 Power            Using T/0-1 Power               AE 3007 Engines
--------------------------------------------------------------------------------
      100.0%                          0.0%                         *
--------------------------------------------------------------------------------
       95.0%                          5.0%                         *
--------------------------------------------------------------------------------
       90.0%                         10.0%                         *
--------------------------------------------------------------------------------
       85.0%                         15.0%                         *
--------------------------------------------------------------------------------
       80.0%                         20.0%                         *
--------------------------------------------------------------------------------
       75.0%                         25.0%                         *
--------------------------------------------------------------------------------
       70.0%                         30.0%                         *
--------------------------------------------------------------------------------
       65.0%                         35.0%                         *
--------------------------------------------------------------------------------
       60.0%                         40.0%                         *
--------------------------------------------------------------------------------
       55.0%                         45.0%                         *
--------------------------------------------------------------------------------
       50.0%                         50.0%                         *
--------------------------------------------------------------------------------
       45.0%                         55.0%                         *
--------------------------------------------------------------------------------
       40.0%                         60.0%                         *
--------------------------------------------------------------------------------
       35.0%                         65.0%                         *
--------------------------------------------------------------------------------
       30.0%                         70.0%                         *
--------------------------------------------------------------------------------
       25.0%                         75.0%                         *
--------------------------------------------------------------------------------
       20.0%                         80.0%                         *
--------------------------------------------------------------------------------
       15.0%                         85.0%                         *
--------------------------------------------------------------------------------
       10.0%                         90.0%                         *
--------------------------------------------------------------------------------
        5.0%                         95.0%                         *
--------------------------------------------------------------------------------
        0.0%                        100.0%                         *
--------------------------------------------------------------------------------

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Schedule E to Exhibit G (Total Support Package) - NOT APPLICABLE

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Schedule F to Exhibit G (Total Support Package)

Line Replaceable Units:

--------------------------------------------------------------------------------
        Part Description                         P/N               Qty./Engine
--------------------------------------------------------------------------------
Accessory Drive Gearbox                       23070680                  1
--------------------------------------------------------------------------------
Alternator Stator (PMA)                       23064340                  1
--------------------------------------------------------------------------------
CVG Actuator                                  23058911                  1
--------------------------------------------------------------------------------
External Engine Control Harness (A)           23066759                  1
--------------------------------------------------------------------------------
External Engine Control Harness (B)           23062387                  1
--------------------------------------------------------------------------------
External Engine Indicating Harness            23070216                  1
--------------------------------------------------------------------------------
FADEC                                         23068670                  2
--------------------------------------------------------------------------------
FPMU                                          23063131                  1
--------------------------------------------------------------------------------
Fuel Filter Element                           23061826                  1
--------------------------------------------------------------------------------
Fuel Nozzles                                  23065950                 16
--------------------------------------------------------------------------------
Igniter Leads                                23054367/68                2
--------------------------------------------------------------------------------
Igniter Plugs                                 23062672                  2
--------------------------------------------------------------------------------
Ignition Exciter Box                          23057324                  2
--------------------------------------------------------------------------------
Internal Engine Control Harness (A)           23061469                  1
--------------------------------------------------------------------------------
Internal Engine Control Harness (B)           23061470                  1
--------------------------------------------------------------------------------
Internal Engine Indicating Harness            23070210                  1
--------------------------------------------------------------------------------
Lube & Scavenge Pump                          23068052                  1
--------------------------------------------------------------------------------
Oil Cooler, Air Cooled (ACOC)                 23056822                  1
--------------------------------------------------------------------------------
Oil Cooler, Fuel (FCOC)                       23064999                  1
--------------------------------------------------------------------------------
Oil Filter Element                            23069424                  1
--------------------------------------------------------------------------------
Oil Filter Unit Assembly                      23064830                  1
--------------------------------------------------------------------------------
Oil Level Warning Sensor                      23063236                  1
--------------------------------------------------------------------------------
Oil Pressure & Temp. Transducer               23062618                  1
--------------------------------------------------------------------------------
Oil Tank                                      23070328                  1
--------------------------------------------------------------------------------
Thermocouple                                  23039952                 16
--------------------------------------------------------------------------------
Thermocouple Harness                         23059920/21                2
--------------------------------------------------------------------------------

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

Schedule G to Exhibit G (Total Support Package)

LRP SUPPORT PROGRAM

Rolls-Royce shall provide Operator with a Parts service which shall enable Operator whenever a LRP suffers a Qualified Event to the repair or replacement of such LRP in accordance with the procedures specified in Clause 3 Procedures hereof, by way of either (i) withdrawal of an equivalent part from the On-Site Stock, which stock shall be made available to Operator according to the provisions of Clause 1 hereof or, (ii) in the event there is no equivalent part available on the On-Site Stock, request Rolls-Royce to provide an equivalent part from the Rolls-Royce Stock.

In addition to the definitions as set out at Clause 1 of the Agreement, in this Schedule G to Exhibit G the following words and phrases shall have the meanings and definitions as set forth:

"Documentation" means all airworthiness documentation for Parts as required by the applicable European Civil Aviation Regulatory or United States Federal Aviation Administration authorities, including but not limited to the JAA/FAA form One serviceable tag, certificate of compliance, and tags for such Parts indicating TSN, CSN, Cal. Time and the history relevant data or hard time affected parts, including Aircraft effectivity, whatever is applicable.

"Rolls-Royce Stock" means a stock of Parts owned by and located with Rolls-Royce.

"On-Site Stock" means the stock of the Parts identified in Attachment 1 to this Schedule G owned by Rolls-Royce and which shall remain located at Operator's facility under Operator's sole risk and responsibility, and from which Operator may withdraw a replacement Part in exchange for an Unserviceable Part.

"Operator's Facility" means, collectively or individually, Operator's premises at Milwaukee.

"Rolls-Royce's Facility" means its place of business in Derby, England or, Louisville, KY, USA or in the case of certain supplier parts, the place of business of Lucas Aerospace (Birmingham, England) for FPMU and FADEC and other Lucas supplied Parts or in the case of Delavan supplied fuel nozzles, BF Goodrich's UK facility, or BF Goodrich's Delavan facility at Des Moines, Iowa. Rolls-Royce will advise from time-to-time those specific sites which are to be utilized for spare Parts Support. Individually, they shall be referred to as "Rolls-Royce's Facility" and collectively, "Rolls-Royce's Facilities".

"Unserviceable Part(s) means an LRP installed in an Engine, which has become unserviceable according to the conditions set forth in this Agreement.

1     On-Site Stock

Rolls-Royce shall make available to Operator On-Site Stock as set forth in Attachment 1 hereto.

1.1   Conditions Precedent

      Prior to delivery of the On-Site Stock to Operator, Operator shall:

      o present to Rolls-Royce an Irrevocable Standby Letter of Credit in the total amount of On-Site Stock value to guarantee satisfaction of Operator's obligations under this Agreement in respect to the On-Site Stock. This Irrevocable Standby Letter of Credit shall be issued in favor of Rolls-Royce, by a first line bank, internationally recognized, in terms acceptable to Rolls-Royce at its sole discretion, and shall be valid throughout the Term of this Agreement, and

      o procure and maintain appropriate insurance policies to be approved by Rolls-Royce, in its discretion, covering all of the On-Site Stock for the full replacement value as indicated in Appendix H and shall furnish Rolls-Royce with copies of such certificates and as an additional named insured on any liability policies.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

1.2   Delivery

      The On-Site Stock shall be delivered Ex-Works (Incoterms 2000), Rolls-Royce's Facility, in accordance with timescales to be agreed by the Parties. Rolls-Royce reserves the right, at its sole discretion, to incorporate new or used serviceable Parts in the On-Site Stock, provided such Parts have appropriate Documentation.

1.3   Location

      During the Period of Cover, Operator shall:

      1.3.1 keep the On-Site Stock together with its Documentation in closed, locked and appropriate facilities, the use of which is reserved solely for storing and protecting the parts owned by Rolls-Royce, and shall be clearly marked with the inscription "Rolls-Royce Property"; and

      1.3.2 bear all possession costs and operation charges, including but not limited to property taxes, sales taxes, use taxes, customs duties, import permit(s), stamps and other rights and charges that are likely to be applied by the national legislation of the country where the Aircraft is/are operated.

1.4   Audit

      Rolls-Royce shall have the right to inspect the On-Site Stock and to audit any records relating thereto, at any reasonable time, upon giving prior written notice to Operator. In the event any portion of the On-Site Stock is either missing, or is partially or totally damaged, or does not have its related Documentation at the time Rolls-Royce carries out its inspection/audit, Operator shall pay as liquidated damages to Rolls-Royce an amount equal to the then current list price for a new corresponding part.

1.5   Use

      Operator shall use any of the Parts comprising the On-Site Stock in accordance with its operational needs, solely to replace an equivalent Unserviceable Part.

1.6   On-Site Stock Adjustment

      The Parties agree to review Attachment 1, the On-Site Stock list, at each Evaluation Meeting. Following this review, and subject to the mutual agreement of the parties, the composition of the On-Site Stock may be amended. In this eventuality, Exhibit H will be amended to reflect the new composition of the On-Site Stock. Parts to be returned by Operator shall be packed according to ATA Specifications, with the related Documentation, delivered DDP (Incoterms 2000) Rolls-Royce's Facility and shall be received by Rolls-Royce in serviceable condition. In the event that a re-composition of the Stock results in a revised value, Rolls-Royce reserves the right to modify the Availability Fee of the On-Site Stock as described in Clause 5 hereof.

1.7   Return of the On-Site Stock

      Promptly on the end of the Term or in the event of early termination of this Agreement, Operator shall return the On-Site Stock and its related Documentation to Rolls-Royce, in a serviceable condition, as received from Rolls-Royce at Operator's expense or purchase it in compliance with the conditions specified in Clause 1.8 hereof.

      In the event that the On-Site Stock is returned with Unserviceable Parts, Operator accepts liability for any associated modification, Rework, test and re-certification or replacement

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      costs for such Parts. Operator shall pay such costs immediately upon presentation of the corresponding invoice by Rolls-Royce.

1.8   Purchase of On-Site Stock

      At the end of the Term, Operator may purchase the On-Site Stock at the price and payment conditions to be timely agreed between the Parties, provided Operator is not in default of any obligation under this Agreement.

      Payment for any part subject to purchase by Operator and invoiced by Rolls-Royce shall be remitted to Rolls-Royce by Operator within thirty
      (30) days from such date of invoice.

1.9   On-Site Stock Default

      If Operator fails to return the On-Site Stock to Rolls-Royce within fifteen (15) days of the end of this Agreement or does not purchase it, Rolls-Royce may levy late return fees equating to zero point five per cent (0.5%) of the total On-Site Stock value, per day of delay over the Specified Date until actual receipt by Rolls-Royce of all parts comprising the On-Site Stock. In addition, Rolls-Royce shall be entitled to take action to re-posses the On-Site Stock by any convenient or appropriate means, in accordance with the law, and to hold Operator liable for any damages, losses, reclaiming costs (including representation and court costs), Rework and associated expenses, and Rolls-Royce or its agent may for this purpose enter any premises belonging to or occupied by Operator.

2     Rolls-Royce Stock

      Rolls-Royce will maintain at its own risk of loss of or damage and its own facilities a stock of Parts to support Operator's requirements for Parts.

3     Procedures

3.1 In order to replace an Unserviceable Part with an equivalent part from the On-Site Stock or from the Rolls-Royce Stock, Operator shall observe the following procedures:

      3.1.1    Withdraw an equivalent part from the On-Site Stock;

      3.1.2 In the event there is no equivalent part available on the On-Site Stock, request from Rolls-Royce an equivalent part from the Rolls-Royce Stock;

      3.1.3 Upon withdrawal of a part from the On-Site Stock or receipt of a part from the Rolls-Royce Stock, Operator shall, where required by Rolls-Royce, shall deliver to Rolls-Royce the corresponding Unserviceable Part in accordance with Clause 3.5 below;

      3.1.4 Whenever a part is to be withdrawn from the On-Site Stock, Operator shall immediately request from Rolls-Royce an equivalent part from the Rolls-Royce Stock to replenish the On-Site Stock.

3.2 Except as set forth in Clause 1.3 or 5 relating to costs, no additional payment shall be due by Operator to Rolls-Royce should the part withdrawn from the On-Site Stock or received from the Rolls-Royce Stock be in a better or newer condition compared to the Unserviceable Part. Similarly, no compensation shall be due by Rolls-Royce to Operator should the opposite occur.

      Operator shall request Parts in accordance with the above procedure by issuing to Rolls-

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

      Royce the Exchange Order and Unserviceable Part Form (hereinafter referred to as the "Form") which is set out in Attachment 2 hereto.

3.3   Delivery of Rolls-Royce Parts

      Delivery of Parts shall be as elsewhere specified in this Agreement.

      Rolls-Royce shall have the right to make any necessary corrections or changes in part numbers and nomenclatures, or to substitute parts, provided that interchangeability thereof is not affected.

3.4   Disposition of Unserviceable Parts

      Rolls-Royce shall advise Operator from time to time which Parts are Reworkable and which are irreparable. Rolls-Royce reserves the right, at its sole discretion, to revise at any Evaluation Meeting which Parts are Reworkable and irreparable. Revisions associated with this clause will not result in any amendment to the charges stipulated in Clause 5 below.

3.5   Reworkable Parts

      Within forty eight (48) hours after receipt by Operator of a Part from the Rolls-Royce Stock as stipulated above, if the Part is identified by Rolls-Royce as a Reworkable part, Operator shall deliver the equivalent Unserviceable Part DDP (Incoterms 2000) to Rolls-Royce's Facility, so that such Unserviceable Part can be Reworked and re-integrated into the Rolls-Royce Stock as a replacement.

      If the Unserviceable Part is not received by Rolls-Royce within forty eight (48) hours after the lead time stipulated in the preceding paragraph due to a reason not being an Excusable Delay, Operator's sole liability to Rolls-Royce shall be payment to Rolls-Royce, upon presentation of a corresponding invoice, of five hundred U.S. dollars ($ 500.00) per day of delay. Such liquidated damage will not, in any event, exceed one hundred percent (100%) of the then current list price for a new corresponding Part.

      If the cost of the Rework of the Unserviceable Part exceeds seventy-five percent (75%) of the list price of an item the Rework shall be considered "Beyond Economical Rework". Operator shall, at its sole election, within forty eight (48) hours after receipt of Rolls-Royce's written notice to that effect, either: (i) request Rolls-Royce to return the Unserviceable Part to Operator and simultaneously, Operator shall return to the On-Site Stock the part withdrawn thereof according to Article 3.1 above, in airworthiness condition, or (ii) immediately pay to Rolls-Royce an amount equal to seventy-five percent (75%) of the then current list price for a new corresponding Part.

      If Rolls-Royce determines Unserviceable Parts returned are not Qualified Parts having suffered Qualifying Events (such as No-Fault Found or subject to abnormal corrosion, wear and tear, etc.) Rolls-Royce shall charge Operator for either the Rework or replacement of such Unserviceable Part.

3.6   Irreparable Parts

      Parts removed from Engines which are identified by Rolls-Royce as irreparable parts will be scrapped locally by Operator. Within thirty (30) days of the end of each month, Operator shall provide Rolls-Royce with a certificate stating the number of each such parts replaced during the preceding month.

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement

3.7   Operator's Parts Usage

      During the Evaluation Meeting, Rolls-Royce and Operator shall review Operator's Engine fleet consumption of Parts compared to the worldwide engine fleet. If, allowing for Operator's specific maintenance schedule and operating conditions, Operator's usage of Parts is significantly worse than Rolls-Royce's recommendations and the levels exhibited by the worldwide fleet, Rolls-Royce and Operator will review the reasons causing the high usage and agree to changes in Operator's maintenance practices to address such differences. Rolls-Royce reserves the right to modify the flight hour fee as described at Clause 5.3 below to address such disproportionate usage.

3.8   Title And Risk

      Title to On-Site Stock shall remain with Rolls-Royce. Operator may not, under any circumstances, perform or permit an action to be taken that may be detrimental to Rolls-Royce's title to and property in the On-Site Stock, including without limitation, Operator must not transfer, sell, charge, pawn, mortgage, negotiate, dispose of, or intend to negotiate or dispose of the On-Site Stock; and Operator shall take the necessary measures in order to prevent the On-Site Stock or part of the On-Site Stock from being seized or taken away, or to check the On-Site Stock in the event of a seizure by distress or any other similar legal process. However, if the On-Site Stock or part of the On-Site Stock is seized or taken away, Operator must immediately inform Rolls-Royce in writing and indemnify Rolls-Royce for any losses, costs or expenses incurred by Rolls-Royce as a result of the above-mentioned events.

      Title to and risk of loss or damage to Unserviceable Parts shall pass from Operator to Rolls-Royce upon receipt and acceptance by Rolls-Royce of such Unserviceable Part. Title to Parts withdrawn by Operator from the On-Site Stock shall pass from Rolls-Royce to Operator upon receipt and acceptance by Rolls-Royce of the equivalent Unserviceable Part or upon receipt by Rolls-Royce of the corresponding Part price in case of non-delivery of the Unserviceable Part in exchange of a part withdrawn from the On-Site Stock or non-acceptance of such part by Rolls-Royce.

      Title to parts delivered to Operator from the Exchange Stock, except when such part were delivered to replace a corresponding part at the On-Site Stock, shall pass to Operator upon receipt and acceptance by Operator.

      Risk of loss or damage to any exchange part withdrawn by Operator from the On-Site Stock or delivered by Rolls-Royce to Operator from the Exchange Stock shall pass from Rolls-Royce to Operator at the time of delivery of any such part to Operator`s Facility.

4     Miscellaneous

4.1 Rolls-Royce shall, within the Airworthiness Directive ("AD") period and in a manner co-ordinated with Operator, incorporate in the parts comprising the On-Site Stock and the Exchange Stock free of charge to Operator, presuming the modifications are classified as AD mandatory by the FAA, compliance with which is required within the Period of Cover.

4.2 Except as specified above, Rolls-Royce shall have the right, but not the obligation, to incorporate, at its sole discretion, any change developed as product improvement in the parts comprising the On-Site Stock and the Exchange Stock, at its own cost.

4.3 Every six (6) months following signature of this Agreement up to the end of the Term, the Parties shall meet, at a mutually agreed upon time and place, to evaluate the following cases (the "Evaluation Meeting(s)"):

                                         Rolls-Royce Corporation/Astral Aviation
                                                         General Terms Agreement


      4.3.1 cases in which Unserviceable Part(s) was/were sent by Operator with no fault found ("No fault found cases");

      4.3.2    cases where delays in delivery and related penalties occurred;

      4.3.3    cases requiring On-Site Stock adjustment;

      4.3.4    logistics performance of both Parties;

      4.3.5    Operator's Parts usage.

4.4 Operator shall not install any part from the On-Site Stock or Exchange Stock in any aircraft other than the Aircraft, except if Rolls-Royce has given to Operator its previous written approval. Notwithstanding Rolls-Royce's approval, Operator shall be liable for and hold Rolls-Royce harmless from any such installation.

4.5 Operator shall not enter into nor permit any pooling or exchange arrangement in respect of the parts listed in Attachments 1 or 2 without prior written consent of Rolls-Royce.

5     Charges

      Operator shall pay the following fees for the services described and carried out by Rolls-Royce according to this Agreement:

5.1   INTENTIONALLY DELETED

5.2   The Flight Hour fee as set out in Clause 7 of this Exhibit.

                                  PRIVATE DATA
      NOT TO BE DISCLOSED WITHOUT THE PRIOR WRITTEN CONSENT OF BOTH PARTIES
         (EXCEPT AS REQUIRED BY APPLICABLE LAW, REGULATORY AUTHORITIES,
         COURT ORDER, VALID SUBPOENA OR DISPUTE RESOLUTION PROCEEDINGS)



August 13, 2001

Astral Aviation, Inc.
1190 West Rawson Avenue
Oak Creek, Wisconsin, U.S.A.  53154


Dear Sirs:

Side Letter Agreement Number One to General Terms Agreement, reference RRC/AST/MG755

Financial Assistance

Rolls-Royce Corporation ("Rolls-Royce") and Astral Aviation, Inc. ("Astral Aviation") have entered into a General Terms Agreement referenced MG755 dated August 13, 2001 relating to amongst other things the purchase of support equipment and the provision of warranties and guarantees (the "GTA").

In consideration of Astral Aviation entering into the GTA the parties agree to amend and supplement the GTA as follows:

Terms used herein and not defined herein shall have the meanings assigned to them in the GTA.

1.   Spare Engine Financial Assistance

     1.1  Spare Engine Discount

          Rolls-Royce is pleased to provide a * discount off the Base Price of each of the four (4) spare Engines purchased by Astral Aviation in support of the 20 Firm Aircraft.

     1.2  Spare Engine Escalation Adjustment

          Rolls-Royce is pleased to adjust the datum year for each of the four
          (4) spare Engines purchased by Astral Aviation in support of the 20 Firm Aircraft from a * level to a * economic level, thereby providing escalation relief to Astral Aviation *.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

     1.3  Spare Engine Credits

          Upon delivery of each of the four (4) spare Engines purchased by Astral Aviation in support of the 20 Firm Aircraft, Rolls-Royce shall issue to Astral Aviation a credit note in the amount of *
          (fixed level).

     1.4 If Astral Aviation should not accept delivery of and operate the Aircraft contemplated in this Side Letter Agreement and the spare Engines ordered in accordance with the GTA, then the value of any credits on a per aircraft basis becoming due to or received by Astral Aviation pursuant to this Side Letter or the GTA will be reduced on a pro-rata basis except that the above credit amount shall not be reduced as long as Astral Aviation takes delivery of and operates a minimum of eighteen (18) Aircraft. The short-term lease (maximum of 3 months lease period) of an Aircraft to another operator and / or the operation of the Aircraft by a Astral Aviation wholly-owned subsidiary and / or the operation of the Aircraft by its parent company Midwest Express Airlines, Inc. shall not impact Rolls-Royce obligation to provide the credits as set out above.

          The credits set out in Clause 1.3 above may be used towards any of the following purposes:

          1.4.1 Reduction of the spare Engine price for each of the four (4) firm spare Engines to be purchased from Rolls-Royce of up to
                 * of the spare Engine list price;

          1.4.2 Acquisition of IP spares and support equipment purchased from Rolls- Royce;

          1.4.3 Reduction of up to 50% of the charges for Covered Services under the Total Support Package set out in Exhibit G of the GTA; or

          1.4.4 Reduction of lease rentals and other costs associated with the lease of spare Engines from Rolls-Royce Partners Financing Limited; or

          1.4.5 Reduction of lease rentals and other costs associated with the lease of emergency Engines from Rolls-Royce Corporation.

     1.5  Reduced Spare Engine Pre-Delivery Payments

          The parties agree to amend Clause 4 of Exhibit of E-1 of the GTA with respect to the four (4) firm Spare Engines, as follows:

          * Therefore, Astral Aviation shall make payments in respect of Spare Engines as follows:

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.


RRC/AST/MG757              Side Letter No. 1 to RRC GTA              Page 2 of 6

          o   *; and

          o   *.

2.   Initial Provisioning Spare Parts and Tooling

     Rolls-Royce is pleased to provide the following financial assistance in support of Astral Aviation's Initial Provisioning:

     2.1 A credit in the amount of * (2001 levels), to be used to purchase Rolls-Royce-supplied Initial Provisioning Spare Parts; and

     2.2 A credit in the amount of * (2001 levels), to be used to purchase Rolls-Royce-supplied Initial Provisioning Tooling. A list of recommended Tooling can be provided upon request.

3.   Training

     3.1 Rolls-Royce will provide free of charge training to Astral Aviation for the following courses:

          Management Orientation (2 days);

          Pilot Familiarization (1-4 days); and

          Operations and Line Maintenance (5 days).

     3.2 Free of charge training shall be provided for up to * students for each course for each Aircraft to be delivered, and must be attended within two (2) years after the delivery of the last Aircraft. Rolls-Royce agrees that Astral Aviation may, at its option, aggregate the free of charge training to be provided with respect to the twenty
          (20) Firm Aircraft and obtain such training in advance of the delivery of said Aircraft, subject to Rolls-Royce's reasonable class size and staffing limitations; Rolls-Royce will therefore make adequate training slots available so that if Astral Aviation so chooses, it may have up to * students take each of the courses prior to the delivery of the first Firm Aircraft. All training shall be conducted either at Rolls-Royce's Indianapolis, Indiana, facility or at the facilities of Astral Aviation in Milwaukee, Wisconsin.

     3.3 Each student will be provided with one (1) copy of the training material. Five (5) additional copies and a reproducible master of the training material shall be provided for Astral Aviation' internal use and copying no later than the date the first Firm Aircraft is delivered.

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

RRC/AST/MG757              Side Letter No. 1 to RRC GTA              Page 3 of 6

4.   Manuals

     Rolls-Royce will provide free of charge * copies of each of the Manuals (as detailed in Exhibit D, Clause 2.4 of the GTA) to Astral Aviation, together with a * year revision service or as long as Astral Aviation operates a minimum of ten (ten) Aircraft.

5.   Representative Services

     Rolls-Royce will make available the services of a Customer Support Representative (as detailed in Exhibit D, Clause 2.3 of the GTA) at Astral Aviation' facilities in Milwaukee *.

6.   Obligations of Astral Aviation

     The obligations of Rolls-Royce set out herein are subject to the following conditions:

     6.1 Astral Aviation shall acquire, subject to its rights and remedies under its contract with Airframer for the purchase of Aircraft, and take delivery of at least twenty (20) new Aircraft ;

     6.2 Astral Aviation shall operate in regular and frequent airline service any Aircraft delivered from delivery of such Aircraft;

     6.3 Astral Aviation shall not be in material breach (that has not been cured within any applicable cure period) of any of its obligations under the GTA and the contracts referred to in Clause 9 of the GTA ;

     6.4 Astral Aviation undertakes that the Aircraft that Astral Aviation may acquire will be AE3007 powered;

     6.5 The GTA shall remain in effect and not be terminated by Rolls-Royce in accordance with Clause 9 of the GTA.

7.   General Conditions

     7.1 All credits granted to Astral Aviation in this Side Letter Agreement and the GTA are personal to Astral Aviationare (subject to Clause 14.4 of the GTA), are non-assignable, and are not convertible to cash.

     7.2 Unless otherwise amended herein, the provisions of the GTA are hereby incorporated by reference in this Side Letter Agreement. In the event of any inconsistency or conflict between this Side Letter Agreement and the GTA, the provisions of this Side Letter Agreement shall control.

     7.3 This Side Letter Agreement constitutes the entire agreement between Rolls-Royce and Astral Aviation, superseding all prior oral or written

* Indicates that material has been omitted and confidential treatment has been requested therefor. All such omitted material has been filed separately with the SEC pursuant to Rule 24b-2.

RRC/AST/MG757              Side Letter No. 1 to RRC GTA              Page 4 of 6
          agreements, understandings, representations and negotiations, on the subject matter hereof; and there are no conditions affecting this Side Letter Agreement that are not expressed herein. This Side Letter Agreement shall not be amended in any way other than by agreement in writing, entered into by the parties hereto after the date of this Side Letter Agreement, which is expressly stated to amend this Side Letter Agreement. This Side Letter Agreement shall not be amended or terminated orally.

     7.4 THIS SIDE LETTER AGREEMENT SHALL BE SUBJECT TO AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCLUDING ITS CONFLICT OF LAW RULES, AND EXCLUDING THE UNITED NATIONS CONVENTION FOR THE INTERNATIONAL SALE OF GOODS (CISG, 1980, {"VIENNA CONVENTION").

          This Side Letter Agreement is expressly made subject to Clause 14.9.1 of the GTA.



RRC/AST/MG757              Side Letter No. 1 to RRC GTA              Page 5 of 6

Please confirm your agreement to the above by executing this letter in the space provided below.


Yours faithfully,


For Rolls-Royce Corporation                  For Astral Aviation, Inc.


By:   /s/ K.T. Lowdermilk                    By:  /s/ James P. Rankin
    ------------------------------               -------------------------------

Name:  K.T. Lowdermilk                       Name:  James P. Rankin


Title: V.P. Finance Corp. & Regional         Title: President & CEO
       Airlines, N.A.

By:    /s/ Peter T.E. Turner


Name:  Peter T.E. Turner


Title: Commercial Director




RRC/AST/MG757              Side Letter No. 1 to RRC GTA              Page 6 of 6